Filed Pursuant to Rule 424(b)(5)
Registration No. 333-197974

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)(3)
€650,000,000 2.500% Senior Notes due 2022	$708,500,000	99.525%	$705,134,625	$81,936.64

(1)	€650,000,000 aggregate principal amount of the 2.500% Notes due 2022 will be issued. The proposed maximum aggregate offering price for the €650,000,000 2.500% Notes due 2022 is based on the closing May 26, 2015 euro/U.S. dollar exchange rate of €1=$1.09 as published by Bloomberg L.P.
(2)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.
(3)	The €650,000,000 2.500% Notes due 2022 will be guaranteed by certain subsidiaries of Expedia, Inc. No separate consideration will be received for the guarantees, and no separate fee is payable, pursuant to Rule 457(n) under the Securities Act.

PROSPECTUS SUPPLEMENT

(to Prospectus dated August 8, 2014)

€650,000,000

Expedia, Inc.

2.500% Senior Notes due 2022

We are offering €650,000,000 aggregate principal amount of our 2.500% Senior Notes due 2022 (the “notes”). The notes will bear interest at a rate of 2.500%. We will pay interest on the notes annually in arrears on June 3 of each year, beginning on June 3, 2016. The notes will mature on June 3, 2022. The notes are being issued in connection with our proposed acquisition of all of the capital stock and other equity interests of Orbitz Worldwide, Inc., a Delaware corporation (“Orbitz”), by means of the merger of one of our subsidiaries with and into Orbitz. This offering is expected to be part of the financing for the Orbitz acquisition, but it is not conditioned on the consummation of the Orbitz acquisition and we will not be required to redeem the notes if the Orbitz acquisition does not occur. For further details regarding the Orbitz acquisition, see “Summary—The Pending Orbitz Acquisition.”

At our option, we may redeem all or part of the notes at any time or from time to time prior to their maturity at the applicable redemption price described under “Description of Notes—Optional Redemption.” In addition, we may redeem the notes in whole but not in part, at any time at our option, in the event of certain developments affecting U.S. taxation. See “Description of Notes—Redemption for Tax Reasons.” If we experience specific kinds of change of control events, we must offer to purchase the notes.

The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future unsecured and unsubordinated obligations. Certain of our subsidiaries will guarantee our obligations under the notes, including the payment of principal of, premium, if any, and interest on, and Additional Amounts (as defined below) with respect to, the notes. These guarantees of the notes will be senior unsecured obligations of the Subsidiary Guarantors (as defined below). The Subsidiary Guarantors include each of our subsidiaries which guarantee our existing 7.456% senior notes due 2018, 5.95% senior notes due 2020 and 4.500% senior notes due 2024 and that is either a borrower or guarantor in respect of our Revolving Credit Facility (as defined below). Additional subsidiaries will be required to guarantee the notes, and the guarantees of the Subsidiary Guarantors will terminate, in each case in the circumstances described under “Description of Notes—Guarantees.”

The notes are a new issue of securities and there is currently no established public market for the notes. We intend to apply to have the notes listed on the New York Stock Exchange.

Investing in the notes involves risks. See the risks that are described in the “Risk Factors” section beginning on page S-12 of this prospectus supplement and any risk factors described in the documents we incorporate by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public offering price (1)	99.525%	€646,912,500
Underwriting discounts and commissions	0.400%	€2,600,000
Proceeds, before expenses, to us (1)	99.125%	€644,312,500

(1)	Plus accrued interest, if any, from June 3, 2015.

The underwriters expect to deliver the notes on or about June 3, 2015 only in book-entry form through the facilities of Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme, against payment therefor in immediately available funds.

Joint Book-Running Managers

BNP PARIBAS	Goldman, Sachs & Co.	J.P. Morgan

BofA Merrill Lynch	Mizuho Securities	RBC Capital Markets
Co-Managers
HSBC	MUFG	SMBC Nikko

Barclays		US Bancorp

The date of this prospectus supplement is May 28, 2015.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus and any free writing prospectus with respect to the offering filed with the Securities and Exchange Commission (the “SEC”). Neither we nor the underwriters have authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are not making an offer of these securities in any state or other jurisdiction where the offer is not permitted. You should assume that the information in this prospectus supplement, in the accompanying prospectus and in any free writing prospectus with respect to the offering filed with the SEC and the documents incorporated by reference is accurate only as of their respective dates regardless of its time of delivery or the time of any sales of the notes. Our business, financial condition, results of operations or cash flows may have changed since the date of this prospectus supplement.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the notes we are offering and certain other matters relating to us and our financial condition. The second part, the accompanying prospectus, gives more general information about debt securities that we may offer from time to time, some of which may not apply to the notes we are offering. You should read this prospectus supplement along with the accompanying prospectus, as well as the documents incorporated by reference. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

References herein to “$,” “U.S. dollars” and “dollars” are to the lawful currency of the United States. References to “€ ” and “euro” are to the lawful currency of the member states of the European Monetary Union that have adopted or that adopt the single currency in accordance with the treaty establishing the European Community, as amended by the Treaty on European Union.

As used in this prospectus supplement, the terms “Issuer” and “Company” refer to Expedia, Inc., a Delaware corporation, and not to any of its subsidiaries; the term “Subsidiary Guarantors” refers to those subsidiaries of the Company that guarantee the notes; and “Expedia,” “we,” “us” and “our” refer to Expedia and its consolidated subsidiaries (including the Subsidiary Guarantors), in each case unless the context requires otherwise.

NOTICES TO PROSPECTIVE INVESTORS

Notice to Prospective Investors in the European Economic Area

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of the notes in any member state of the European Economic Area that has implemented the Prospectus Directive (each, a “relevant member state”) will be made pursuant to an exemption under the Prospectus Directive, as implemented in that relevant member state, from the requirement to produce a prospectus for offers of the notes. Accordingly, any person making or intending to make any offer in that relevant member state of notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do we or they authorize, the making of any offer of the notes in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer. “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive), and includes any relevant implementing measure in the relevant member state and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive and that are also (1) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (2) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus supplement and the accompanying prospectus and their contents should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement and/or the accompanying prospectus or any of their contents.

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This prospectus supplement and the accompanying prospectus have not been approved for the purposes of Section 21 of the UK Financial Services and Markets Act 2000 (“FSMA”) by a person authorized under FSMA. This prospectus supplement and the accompanying prospectus are being distributed and communicated to persons in the United Kingdom only in circumstances in which Section 21(1) of FSMA does not apply to us.

The notes are not being offered or sold to any person in the United Kingdom except in circumstances which will not result in an offer of securities to the public in the United Kingdom within the meaning of Part VI of FSMA.

IN CONNECTION WITH THIS OFFERING, J.P. MORGAN SECURITIES PLC, AS STABILIZING MANAGER (OR ANY PERSON ACTING ON BEHALF OF THE STABILIZING MANAGER) MAY OVER-ALLOT THE NOTES OR EFFECT TRANSACTIONS WITH A VIEW TO SUPPORTING THE MARKET PRICE OF THE NOTES AT A LEVEL HIGHER THAN THAT WHICH MIGHT OTHERWISE PREVAIL, BUT IN DOING SO THE STABILIZING MANAGER SHALL ACT AS PRINCIPAL AND NOT AS AGENT FOR US AND ANY LOSS RESULTING FROM OVERALLOTMENT AND STABILIZATION SHALL BE BORNE, AND ANY PROFIT ARISING THEREFROM SHALL BE BENEFICIALLY RETAINED, BY THE STABILIZING MANAGER. HOWEVER, THERE IS NO ASSURANCE THAT THE STABILIZING MANAGER (OR PERSONS ACTING ON BEHALF OF THE STABILIZING MANAGER) WILL UNDERTAKE ANY STABILIZATION ACTION. ANY STABILIZATION ACTION MAY BEGIN ON OR AFTER THE DATE ON WHICH ADEQUATE PUBLIC DISCLOSURE OF THE FINAL TERMS OF THE OFFER OF THE NOTES IS MADE, AND, IF BEGUN, MAY BE ENDED AT ANY TIME, BUT IT MUST END NO LATER THAN THE EARLIER OF 30 DAYS AFTER THE ISSUE DATE OF THE NOTES AND 60 DAYS AFTER THE DATE OF THE ALLOTMENT OF THE NOTES. SUCH STABILIZATION SHALL BE CARRIED OUT IN ACCORDANCE WITH ALL APPLICABLE LAWS AND REGULATIONS. THE STABILIZING MANAGER MAY CONDUCT THESE TRANSACTIONS IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. IF THE STABILIZING MANAGER COMMENCES ANY STABILIZATION ACTION, IT MAY DISCONTINUE THEM AT ANY TIME.

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WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 with respect to the securities offered hereby. This prospectus supplement does not contain all the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. Please refer to the registration statement, as amended, for further information about us and the securities offered hereby.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains our reports, proxy statements and other information regarding us at http://www.sec.gov. Our SEC filings are also available free of charge on our website at www.expediainc.com. Our website and the information contained in it or connected to it shall not be deemed to be incorporated into this prospectus supplement or the registration statement of which this prospectus supplement forms a part and you should not rely on any such information in making your investment decision.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus supplement the information in other documents that we file with it, which means that we can disclose important information to you by referring you to those publicly filed documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus supplement or the accompanying prospectus. Except to the extent furnished and not filed with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K or as otherwise permitted by the SEC rules, we incorporate by reference in this prospectus supplement the documents listed below and any future filings that the Company makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (File Number 000-51447) prior to the termination of the offering of securities under this prospectus supplement (excluding information deemed to be furnished and not filed with the SEC), which shall be deemed to be incorporated by reference and to be a part of this prospectus supplement from the respective dates of filing thereof:

•	Annual Report on Form 10-K for the year ended December 31, 2014 (including information specifically incorporated by reference into the Annual Report on Form 10-K from Expedia’s definitive proxy statement filed on April 30, 2015),

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015, and

•	Current Reports on Form 8-K filed on February 5, 2015 (with respect to Item 8.01 only), February 13, 2015, March 4, 2015, March 26, 2015, April 1, 2015, April 2, 2015, April 30, 2015 (with respect to Item 8.01 only) and May 22, 2015.

We will provide without charge to each person to whom a copy of this prospectus supplement has been delivered, upon written or oral request, a copy of any or all of the documents we incorporate by reference in this prospectus supplement, other than any exhibit to any of those documents, unless we have specifically incorporated that exhibit by reference into the information this prospectus supplement incorporates. You may request copies by writing or telephoning us at the following:

Expedia, Inc.

333 108th Avenue N.E.

Bellevue, WA 98004

Attn: Investor Relations Department

(425) 679-3759

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INDUSTRY AND MARKET DATA

This prospectus supplement and the accompanying prospectus, and any document incorporated by reference into this prospectus supplement and the accompanying prospectus, may include industry and trade association data, forecasts and information that we have prepared based, in part, upon data, forecasts and information obtained from independent trade associations, industry publications and surveys and other information available to us. Some data are also based on our good-faith estimates, which are derived from management’s knowledge of the industry and independent sources. Industry publications and surveys and forecasts generally state that the information contained in these materials has been obtained from sources believed to be reliable. Although we believe these sources are reliable, we have not independently verified the information. In certain of the markets in which we operate, it may be difficult to directly ascertain industry or market data. Unless otherwise noted, statements as to our market share and market position are approximated and based on management experience and estimates using the above-mentioned third-party data combined with our internal analysis and estimates. While we are not aware of any misstatements regarding our industry data presented in the applicable documents, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. Similarly, while we believe our internal research is reliable, such research has not been verified by any independent sources.

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CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus supplement contains, and the accompanying prospectus and any free writing prospectus and documents incorporated by reference in this prospectus supplement or the accompanying prospectus may contain, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the views of our management regarding current expectations and projections about future events and are based on currently available information. The use of words such as “anticipates,” “estimates,” “expects,” “intends,” “plans,” and “believes,” among others, generally identifies forward-looking statements. However, these words are not the exclusive means of identifying such statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements and may include statements relating to future revenues, expenses, margins, profitability, net income/(loss), earnings per share and other measures of results of operations and the prospects for future growth of our business. These forward-looking statements are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict.

Actual results and the timing and outcome of events may differ materially from those expressed or implied in these forward-looking statements for a variety of reasons, including, but not limited to: an increasingly competitive global environment; risks related to our dynamic industry; changes in search engine algorithms and dynamics or other traffic-generating arrangements; our failure to maintain and expand our relationships and contractual agreements with travel suppliers or travel distribution partners; our failure to maintain and expand our brand awareness or increased costs to do so; our failure to invest in and adapt to technological developments or industry trends; risks related to our acquisitions, investments or significant commercial arrangements; risks relating to our operations in international markets, including China; our failure to comply with current laws, rules and regulations, or changes to such laws, rules and regulations; application of existing tax laws, rules or regulations; amendment to existing tax laws, rules or regulations or enactment of new unfavorable tax laws, rules or regulations; adverse outcomes in legal proceedings to which we are a party; declines or disruptions in the travel industry; payments-related and fraud risks; fluctuations in foreign exchange rates; volatility in our stock price; liquidity constraints or our inability to access the capital markets when necessary or desirable; system interruption, security breaches or lack of redundancy in our information systems; our failure to comply with governmental regulation and other legal obligations related to our processing, storage and use of personal information, payment card information and other consumer data; failure to retain or motivate key personnel or hire, retain and motivate qualified personnel, including senior management; changes in control of the Company; management and director conflicts of interest; risks related to actions taken by our business partners and third party service providers, including failure to comply with our requirements or standards or the requirements or standards of governmental authorities, or any cessation of their operations; risks related to the failure of counterparties to perform on financial obligations; risks related to our long-term indebtedness; our inability to effectively operate our businesses due to restrictive covenants in the agreements governing our indebtedness; our failure to protect our intellectual property or proprietary information from copying or use by others, including potential competitors; and other risks detailed in the Company’s public filings with the SEC, including its annual report on Form 10-K for the year ended December 31, 2014 and subsequent Forms 10-Q.

Other unknown or unpredictable factors also could have a material adverse effect on our business, financial condition and results of operations. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this prospectus supplement and the accompanying prospectus and any free writing prospectus and documents incorporated by reference in this prospectus supplement or the accompanying prospectus may not in fact occur. Accordingly, you should not place undue reliance on those statements. Except as required by law, we undertake no obligation, and do not intend, to publicly update or revise any forward-looking statement or other statement in this prospectus supplement and the accompanying prospectus and any free writing prospectus and documents incorporated by reference in this prospectus supplement or the accompanying prospectus, whether as a result of new information, future events or otherwise, even if experience or future events make it clear that any expected results express or implied by these forward-looking statement will not be realized.

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SUMMARY

The following summary highlights information contained elsewhere in this prospectus supplement and the documents we incorporate by reference and is qualified in its entirety by the more detailed information and consolidated financial statements included elsewhere in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference. This summary is not complete and may not contain all of the information that may be important to you. You should carefully read the entire prospectus, including the “Risk Factors” section and our consolidated financial statements and notes to those statements, before making an investment decision.

Our Company

Expedia, Inc. is an online travel company, empowering business and leisure travelers through technology with the tools and information they need to efficiently research, plan, book and experience travel. We seek to grow our business through a dynamic portfolio of travel brands, including our majority-owned subsidiaries that feature the world’s broadest supply portfolio—including approximately 510,000 properties in more than 200 countries, over 400 airlines, approximately 5.5 million packages sold in the twelve month period ending March 31, 2015, rental cars, cruises, as well as destination services and activities. Travel suppliers distribute and market products via our traditional desktop offerings, as well as through alternative distribution channels including mobile and social media, our private label business and our call centers in order to reach our extensive, global audience. For the quarter ended March 31, 2015, more than one in four room nights were booked on a mobile device and more than fifty percent of mobile bookings via Brand Expedia on a mobile phone and Hotels.com on a mobile device were completed within two days of travel. In addition, our advertising and media businesses help other businesses, primarily travel providers, reach a large audience of travelers around the globe.

Expedia is one of the world’s largest online travel companies, yet our gross bookings represent only about 4% of total worldwide travel spending. As of March 31, 2015, our share of the travel market in the United States (including Canada) was 9%, and for the regions of Europe, the Middle East and Africa (“EMEA”), Asia Pacific and Latin America, 3%, 2% and 1%, respectively. For the twelve month period ending March 31, 2015, our total revenue for all products was $5.9 billion, of which 70% was attributable to our hotel product, yet this only accounted for approximately 7% of the total U.S. hotel room nights share. We believe by deepening and expanding our global reach and selection of travel products, we are able to diversify our revenue mix and be poised for business growth. For the twelve month period ending March 31, 2015, our revenue mix was 47% international and 53% domestic and our product mix consisted of 70% hotels, 14% car, cruise and other, and 8% for both air and advertising and media. During the twelve months ended March 31, 2015, our travelers, located in more than 70 countries, performed more than five billion flight searches on our websites.

Our portfolio of brands, which we describe below, includes: Expedia.com®, a leading full service online travel agency with localized sites in 31 countries; Hotels.com®, a hotel specialist with localized sites in 68 countries; Hotwire.com®, a leading discount travel site that offers opaque deals in 12 countries throughout North America, Europe and Asia; Travelocity®, a pioneer in online travel and a leading online travel agency in the United States and Canada; Egencia®, the world’s fifth largest corporate travel management company; Venere.com™, an online hotel reservation specialist in Europe; trivago GmbH (“trivago”), a leading online hotel metasearch company with sites in more than 50 countries; Wotif.com Holdings Limited (“Wotif Group”), a leading operator of travel brands in the Asia-Pacific region, including Wotif.com®, lastminute.com.au®, travel.com.au, Asia Web Direct®, LateStays.com and GoDo.com.au; Expedia Local Expert® (“LX”), a provider of online and in-market concierge services, activities, experiences, and ground transportation in hundreds of destinations worldwide; Classic Vacations®, a top luxury travel specialist; Expedia® CruiseShipCenters®, a provider of exceptional value and expert advice for travelers booking cruises and vacations through its network of 180 franchise locations across North America; CarRentals.com™, the premier car rental booking company on the web; and Expedia® Affiliate Network (“EAN”), which powers bookings for some of the world’s leading airlines and hotels, top consumer brands, high traffic websites, and thousands of active affiliates.

Portfolio of Brands

Expedia operates a strong brand portfolio with global reach, targeting a broad range of travelers, travel suppliers and advertisers. We know that consumers typically visit multiple travel sites prior to booking travel, and having a multi-brand strategy increases the likelihood that those consumers will visit one or more of our sites. We also market to consumers through a variety of channels, including internet search and metasearch sites, and having multiple brands appear in search results also increases the likelihood of attracting visitors. Our brands tailor their product offerings and websites to particular traveler demographics. For example, Hotwire finds deep discount deals for the budget-minded travel shopper while our Classic Vacations brand targets high-end, luxury travelers. Brand Expedia spans the widest swath of potential customers with travel options across a broad value spectrum, while our Hotels.com brand focuses specifically on a hotel only product offering.

Brand Expedia. As the largest full-service online travel brand in the world, our Expedia-branded websites, including Expedia.com in the United States, make a large variety of travel products and services available directly to travelers through websites in 31 countries across the globe. Brand Expedia serves many different types of travelers, from families booking a summer vacation to individual travelers arranging a quick weekend getaway, as well as unmanaged business travelers. Travelers can search for, compare information about (including pricing, availability and verified traveler reviews) and book travel products and services on Expedia-branded websites and mobile apps, including airline tickets, lodging, car rentals, cruises, insurance and many local expert services—such as airport transfers, local attractions, activities and tours—from a large number of suppliers, on both a stand-alone and package basis. In the Asia Pacific region, under a joint venture launched on July 1, 2011, Brand Expedia partners with low-cost airline AirAsia™ allowing Expedia sites to be the only official third party online distribution channel for AirAsia content. In March 2015, Expedia acquired a controlling interest in the former joint venture with AirAsia, a low cost carrier serving the Asia-Pacific region, as a result of the purchase of an additional 25% equity interest in the joint venture we formed with them in July 2011. This investment increased our total ownership in the venture to 75% and we consider this business to be a key part of our Asia Pacific strategy. Following the close of the transaction in March 2015, the financial results of the AirAsia-Expedia venture are included in Expedia’s consolidated financial statements.

Hotels.com Worldwide. Hotels.com is focused entirely on marketing and distributing hotel rooms. Hotels.com, with 89 localized sites worldwide and market leading mobile apps on all major platforms, offers travelers a broad selection of hotel properties. Because of its single product offering, Hotels.com is often our first entry point into a region allowing us to evaluate the market opportunity prior to adding additional brands and product offerings. Welcome Rewards®, the Hotels.com loyalty program, established in 2008, offers travelers the ability to earn one free night for every ten nights stayed.

Hotwire.com. Hotwire offers a travel booking service that matches flexible, price-sensitive travelers with suppliers who have excess seats, rooms and cars they offer at lower rates than retail. Many of these deals are presented “opaquely” where the brand of the travel supplier is not revealed until after the customer books. Hotwire travelers may enjoy significant discounts by electing to book travel services without knowing certain itinerary details such as brand and exact hotel location, while suppliers create value from excess availability without diluting their core, brand-loyal traveler base. Through its U.S. and international sites, Hotwire partners with leading hotel companies worldwide, brand-name domestic and international airlines, and major car rental companies in the United States.

Travelocity. After entering into an exclusive, long-term strategic marketing agreement with Travelocity during the third quarter of 2013, under which Brand Expedia powered the technology platform, supply and customer service for Travelocity’s existing websites in the United States and Canada, in January 2015, Expedia, Inc. acquired the Travelocity brand and associated assets from Sabre Corporation and terminated the strategic marketing and other related agreements.

Egencia. Our full-service travel management company offers travel products and services to corporations and corporate travelers. Egencia maintains a global presence in 65 countries across North America, Europe and Asia Pacific. Egencia provides, among other things, local telephone assistance with expert travel consultants, centralized online and mobile booking tools for employees of its corporate customers, unique supply targeted at business travelers, and consolidated reporting for global, large and “SME” (small and medium size enterprise) business segments. Egencia charges its corporate clients account management fees, as well as transactional fees for making or changing bookings. In addition, Egencia provides on-site agents to some corporate clients to more fully support the account. Egencia also offers consulting and meeting management services. We believe the corporate travel sector represents a significant opportunity for Expedia through Egencia’s compelling technology solution for businesses seeking to optimize travel costs and improve employees’ travel experiences by moving the focus of the corporate travel program to online and mobile services versus the traditional call center approach.

Venere. The Venere website, www.venere.com, lists hotel properties in hundreds of locations around the world and provides hotel partners with geographically diverse sources of demand.

trivago. trivago is our majority-owned hotel metasearch company, based in Dusseldorf, Germany, featuring price comparison from more than 700,000 hotels. Officially launched in 2005, trivago is one of the best known travel brands in Europe and is expanding globally with sites in more than 50 countries.

Wotif Group. In November 2014, Expedia, Inc. completed the acquisition of Wotif Group, a leading Australian online travel company. With the migration of the Wotif.com website to the Company’s technology platforms being substantially completed, it can now offer expanded hotel choices for Wotif.com consumers.

Expedia Local Expert. Our Expedia Local Expert network offers online and in-market concierge services, activities, experiences, attractions and ground transportation. With access to a rich portfolio of thousands of tours and adventures, LX can be found on 27 Expedia-branded websites, and operates more than 100 concierge and activity desks in major resort destinations.

Classic Vacations. Classic Vacations offers individually tailored vacations primarily through a national network of third-party retail travel agents. Classic Vacations delivers a full line of premium vacation packages—air, hotels, car rentals, activities, cruises and private transportation—to create customized luxury vacations in Hawaii, the Caribbean, Mexico, Costa Rica, Europe, Australia, New Zealand, Fiji, Maldives, Dubai, Seychelles and Tahiti. Travel agents and travelers can preview our product offering through our websites, www.classicforagents.com and www.classicvacations.com.

Expedia CruiseShipCenters. Expedia CruiseShipCenters is a leading seller of cruises and vacations. The franchise company has 180 retail locations across North America, a team of nearly 4,000 professionally-trained vacation consultants and a searchable online database of more than 200,000 staterooms.

CarRentals.com. CarRentals.com is an online car rental marketing and retail firm offering a diverse selection of car rentals direct to consumers. Following the Company’s acquisition of Auto Escape Group, one of Europe’s leading online car rental reservation companies, in July 2014, the Auto Escape Group joined with the CarRentals.com brand. With CarRentals.com’s international expansion, it is able to provide our customers more choices across the globe and help our supply partners expand their marketing reach.

Expedia Affiliate Network. Our private label, business-to-business brand Expedia Affiliate Network makes hotel services available to travelers through third-party company-branded websites, including some of the leading regional online travel companies and airline suppliers. EAN offers an Application Programming Interface and template solution and generally compensates partners on a revenue or gross profit-share basis.

Company Information

Expedia is a Delaware corporation. The mailing address of our principal executive offices is 333 108th Avenue N.E., Bellevue, WA 98004, and our telephone number at that location is (425) 679-7200.

The Guarantors

The following direct and indirect subsidiaries of Expedia will be the initial guarantors of the notes:

•	CarRentals.com, Inc.

•	Classic Vacations, LLC

•	Cruise, LLC

•	EAN.com, LP

•	Egencia LLC

•	Expedia, Inc. (a Washington corporation)

•	Hotels.com, L.P.

•	Hotels.com GP, LLC

•	Hotwire, Inc.

•	HRN 99 Holdings, LLC

•	Interactive Affiliate Network, LLC

•	Travelscape, LLC

•	WWTE, Inc.

The Pending Orbitz Acquisition

On February 12, 2015, the Issuer, Orbitz, and Xeta, Inc., a Delaware corporation and an indirect wholly owned subsidiary of the Issuer (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement provides, among other things and subject to the terms and conditions set forth therein, that Merger Sub will be merged with and into Orbitz (the “Merger”), with Orbitz surviving the Merger as an indirect wholly owned subsidiary of the Issuer (the “Orbitz acquisition”). At the effective time of the Merger (the “Effective Time”), each share of common stock of Orbitz outstanding immediately prior to the Effective Time (other than any shares owned by Orbitz, the Issuer, Merger Sub or Merger Sub’s direct parent or any dissenting shares) will be automatically converted into the right to receive $12.00 in cash, without interest. On May 27, 2015, Orbitz stockholders approved the Merger Agreement as required by Delaware law. The closing of the Merger is subject to various customary conditions, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and other regulatory clearances, the absence of any governmental order prohibiting the consummation of the transactions contemplated by the Merger Agreement, the accuracy of the representations and warranties contained in the Merger Agreement (subject to certain materiality qualifications) and compliance with the covenants and agreements in the Merger Agreement in all material respects. The Merger Agreement contains certain termination rights, including the right of Orbitz to terminate the Merger Agreement to accept a superior proposal (subject to compliance with certain notice and other requirements). The Merger Agreement provides that, in connection with the termination of the Merger Agreement by Orbitz or the Issuer under specified circumstances, Orbitz will be required to pay to the Issuer a termination fee of $57.5 million. If the Merger Agreement is terminated as a result of the failure to obtain competition law approvals or a legal prohibition related to competition law matters, a termination fee of $115 million will be payable by the Issuer to Orbitz, subject to certain limitations. In addition, subject to certain exceptions and limitations, Orbitz or the Issuer may terminate the Merger Agreement if the Merger is not consummated by August 12, 2015 (or as such date may be extended pursuant to the terms of the Merger Agreement). On March 25, 2015, Expedia and Orbitz announced that they had each received a request for additional information and documentary material from the U.S. Department of Justice in connection with its review of the Orbitz acquisition.

Recent Developments

Pursuant to a Share Purchase Agreement entered into on May 22, 2015, Expedia sold its 62.4% majority stake in eLong, Inc. (“eLong”) to China-based purchasers, C-Travel International Limited, a wholly owned subsidiary of Ctrip.com International, Ltd. (“Ctrip”), Keystone Lodging Holdings Limited, Plateno Group Limited and Luxuriant Holdings Limited, for a total purchase price of approximately $671 million. The transaction was closed simultaneously with the execution of the Share Purchase Agreement on May 22, 2015. As part of the transaction, Expedia and Ctrip have entered into a commercial agreement to allow their respective customers to benefit from certain travel product offerings for specific geographic markets. eLong accounted for approximately $33.6 million, or 2.4%, of our total consolidated revenue for the three months ended March 31, 2015. All figures and financial results set forth in this prospectus supplement include amounts attributable to eLong.

On May 26, 2015, our Chairman and Senior Executive exercised certain options to purchase shares of our common stock. In connection with the net settlement of such options, we made required tax payments of approximately $87 million.

The Offering

Issuer	Expedia, Inc., a Delaware corporation.

Guarantees	The notes will be unconditionally guaranteed by the Subsidiary Guarantors, which include each of our subsidiaries which guarantee our existing 7.456% senior notes due 2018, 5.95% senior notes due 2020 and 4.500% senior notes due 2024 and that is either a borrower or guarantor under the Amended and Restated Credit Agreement, dated as of September 5, 2014, among the Issuer and certain of its subsidiaries, as borrowers, the lenders party thereto, JPMorgan Chase Bank N.A., as administrative agent, and J.P. Morgan Europe Limited, as London agent (as amended, supplemented, modified or replaced, the “Revolving Credit Facility”). Additional subsidiaries will be required to guarantee the notes, and the guarantees of the Subsidiary Guarantors with respect to the notes will terminate, in each case in the circumstances set forth under “Description of Notes—Guarantees.” As set forth in the Guarantor and Non-Guarantor Supplemental Financial Information notes in our financial statements incorporated by reference in this prospectus supplement, as of March 31, 2015, the Subsidiary Guarantors accounted for approximately $7.9 billion, or 78%, of our total consolidated assets, which excludes amounts due from the Issuer or the subsidiaries that are not Subsidiary Guarantors. The Subsidiary Guarantors also accounted for approximately $4.5 billion, or 78%, and approximately $1.1 billion, or 78%, of our total consolidated revenue for the year ended December 31, 2014, and three months ended March 31, 2015, respectively.

Notes Offered	€650,000,000 aggregate principal amount of 2.500% Senior Notes due 2022.

Maturity	The notes will mature on June 3, 2022.

Interest	The notes will accrue interest at 2.500% per annum, payable annually in arrears on June 3 of each year, beginning on June 3, 2016.

Currency of Payment	Payments of principal, premium, if any, interest and Additional Amounts (as defined below), if any, in respect of the notes will be payable in euro. If euro are unavailable to us due to the imposition of exchange controls or other circumstances beyond our control (including the dissolution of the euro) or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used.

Ranking

The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future unsubordinated and unsecured obligations. So long as the guarantees are in effect, each Subsidiary Guarantor’s guarantee will be the senior unsecured obligation of such Subsidiary Guarantor and will rank equally in right of payment with all of such Subsidiary Guarantor’s existing and future unsubordinated and unsecured obligations.

Optional Redemption by Expedia	We may redeem the notes, in whole or in part, at any time or from time to time, prior to March 3, 2022 (the date that is three months prior to the maturity date of the notes), at a specified make-whole premium described under the heading “Description of Notes—Optional Redemption.” On or after March 3, 2022 (the date that is three months prior to the maturity date of the notes), the notes will be redeemable, in whole or in part, at our option at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to but excluding the redemption date.

Additional Amounts	Subject to certain exceptions, we will pay to beneficial owners of notes who are non-U.S. persons Additional Amounts in the event that withholding or deduction for certain U.S. taxes is required with respect to payments on the notes as described under “Description of Notes—Additional Amounts.” Any Additional Amounts will be paid in euro.

Redemption for Tax Reasons	We may redeem the notes at our option, in whole but not in part, at a redemption price equal to 100% of the principal amount of the notes, together with any accrued and unpaid interest on the notes to be redeemed to, but excluding, the redemption date, at any time, in the event of certain changes affecting U.S. tax laws as described under “Description of Notes—Redemption for Tax Reasons.”

Change of Control	Upon the occurrence of a Change of Control Triggering Event (as defined in this prospectus supplement), each holder of notes will have the right to require us to repurchase such holder’s notes, in whole or in part, at a purchase price in cash equal to 101% of the principal amount thereof, plus any accrued and unpaid interest to the date of purchase. See “Description of Notes—Change of Control.”

Certain Covenants	The indenture that will govern the notes (the “indenture”) contains covenants limiting our ability and our subsidiaries’ ability to:

•	create certain liens,

•	enter into sale and lease-back transactions, and

•	consolidate or merge with, or convey, transfer or lease all or substantially all our assets to, another person.

However, each of these covenants is subject to certain exceptions. You should read “Description of Notes—Covenants” for a description of these covenants.

Form and Denominations	We will issue the notes in fully registered form in denominations of €100,000 and integral multiples of €1,000 in excess thereof. Each of the notes will be represented by one or more global securities deposited with a common depositary and registered in the name of a nominee of the common depositary. Beneficial interests in the notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in Clearstream Banking, société anonyme, or Euroclear Bank S.A./N.V. Except under limited circumstances, we will not issue certificated notes.

Further Issuances	We may create and issue additional notes having the same terms as, and ranking equally and ratably with, the notes initially offered in this offering in all respects (or in all respects except for the date of issuance, issue price, the initial interest accrual date and amount of interest payable on the first payment date applicable thereto). These additional notes will be treated as a single class with the notes, including for purposes of waivers, amendments and redemptions, subject to certain limited exceptions.

Use of Proceeds	We expect to use the net proceeds of this offering to fund a portion of the cash consideration payable in connection with the Orbitz acquisition and for other general corporate purposes, including, without limitation, to fund other potential future acquisitions by the Company or any of its subsidiaries. General corporate purposes may also include, without limitation, dividends, stock repurchases, repayment of debt, investments, additions to working capital, capital expenditures and advances to or investments in our subsidiaries. Net proceeds may be temporarily invested prior to use. This offering is not conditioned on the consummation of the Orbitz acquisition and we will not be required to redeem the notes if the Orbitz acquisition does not occur.

Listing and Trading	The notes are a new issue of securities and there is currently no established public market for the notes. We intend to file an application to list the notes on The New York Stock Exchange (“NYSE”), but the NYSE may not accept the notes for listing. Even if the notes are approved for listing by the NYSE, an active trading market on the NYSE for the notes may not develop. We will have no obligation to maintain such listing, and we may delist the notes at any time. The underwriters have advised us that they currently intend to make a market in the notes prior to the commencement of any trading on the NYSE. However, they are not obligated to do so, and any market-making activities with respect to the notes may be discontinued at any time without notice. As a result, a liquid market for the notes may not be available if you try to sell your notes. See “Risk Factors—Risks Related to an Investment in the Notes and this Offering—Your ability to transfer the notes may be limited by the absence of an active trading market and there is no assurance that any active trading market will develop for the notes.”

Risk Factors	You should carefully read and consider the information set forth under “Risk Factors” beginning on page S-12 of this prospectus supplement and any risk factors described in the documents we incorporate by reference, as well as all the other information set forth in this prospectus supplement, the accompanying prospectus and in the documents we incorporate by reference, before investing in the notes.

Governing Law	The indenture is, and the notes will be, governed by, and construed in accordance with, the laws of the State of New York.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following table sets forth certain of our historical financial data. Our financial statements present our results of operations, financial position, cash flows and stockholders’ equity on a consolidated basis. The consolidated statements of operations data for the years ended December 31, 2012, 2013 and 2014 and the consolidated balance sheet data as of December 31, 2013 and 2014 have been derived from our audited consolidated financial statements, which are incorporated by reference in this prospectus supplement. The consolidated balance sheet data as of December 31, 2012 was derived from previously filed audited financial statements. The consolidated statements of operations data for the three months ended March 31, 2014 and 2015 and the consolidated balance sheet data as of March 31, 2015 have been derived from our unaudited consolidated financial statements incorporated by reference in this prospectus supplement. The consolidated balance sheet data as of March 31, 2014 was derived from previously filed unaudited consolidated financial statements. The unaudited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial reporting. We have included all adjustments necessary for a fair presentation of the results of the interim period. These adjustments consist of normal recurring items. Our interim unaudited consolidated financial statements are not necessarily indicative of results that may be expected for any other interim period or for the full year.

You should read the following information in conjunction with the information under the caption “Risk Factors” contained in this prospectus supplement and incorporated by reference into this prospectus supplement from our Annual Report on Form 10-K for the year ended December 31, 2014, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2014, and in our Quarterly Report on Form 10-Q for the period ended March 31, 2015, each of which we have incorporated by reference in this prospectus supplement.

	Year Ended December 31,			Three Months Ended March 31,
	2014	2013	2012	2015	2014
	(in thousands)
Consolidated statements of operations data:
Revenue	$5,763,485	$4,771,259	$4,030,347	$1,373,397	$1,200,371
Operating income (loss)	517,764	366,060	431,724	(51,001)	(2,998)
Net income (loss)	372,950	216,358	280,440	32,561	(19,804)
Net income (loss) attributable to Expedia, Inc.	398,097	232,850	280,171	44,143	(14,304)
Consolidated balance sheet data (at period end):
Working deficit (1)	$(1,262,126)	$(1,075,094)	$(367,809)	$(1,896,721)	$(1,134,301)
Total assets	9,020,538	7,739,481	7,132,746	10,135,088	8,888,377
Total stockholders’ equity	1,893,729	2,258,985	2,389,388	1,828,996	2,105,934
Other financial data:
Ratio of earnings to fixed charges (2)	4.80x	3.77x	4.33x	1.90x	0.31x
Free cash flow (3)	$1,038,572	$454,619	$1,001,485	$948,414	$896,689

(1)	Represents current assets minus current liabilities.
(2)	Earnings included in the calculation of this ratio consist of income from continuing operations before income taxes plus fixed charges. Fixed charges include interest expense as well as an imputed interest component of rental expense.
(3)	We present Free Cash Flow, which is a supplemental measure to GAAP and is defined by the SEC as a non-GAAP financial measure. This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. This non-GAAP financial measure used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Free Cash Flow is defined as net cash provided by operating activities less capital expenditures. Management believes Free Cash Flow is useful to investors because it represents the operating cash flow that our operating businesses generate, less capital expenditures but before taking into account other cash movements that are not directly tied to the core operations of our businesses, such as financing activities, foreign exchange or certain investing activities. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. Therefore, it is important to evaluate Free Cash Flow along with the consolidated statements of cash flows. Following is a reconciliation from net cash provided by operating activities to Free Cash Flow:

	Year Ended December 31,			Three Months Ended March 31,
	2014	2013	2012	2015	2014
	(in thousands)
Net cash provided by operating activities	$1,366,959	$763,200	$1,237,182	$1,051,064	$971,438
Capital expenditures, including internal-use software and website development	(328,387)	(308,581)	(235,697)	(102,650)	(74,749)

Free cash flow	$1,038,572	$454,619	$1,001,485	$948,414	$896,689

RISK FACTORS

An investment in the notes involves a high degree of risk. You should carefully consider the risk factors described below as well as the risk factors described in Expedia’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and any risk factors set forth in the other documents that are incorporated by reference in this prospectus supplement or the accompanying prospectus, as the same may be amended, supplemented or superseded from time to time by our filings under the Exchange Act. Before making any investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus supplement and the accompanying prospectus. Any of these risks could materially and adversely affect our business, financial condition, results of operations or cash flows and/or the value of your investment. The risks and uncertainties we face are not limited to those described in these documents. Additional risks and uncertainties that we are unaware of or that we believe are less significant than those set forth in the risk factors described in these documents at the time of the applicable document could also materially adversely affect our business, financial condition, results of operations or cash flows and/or the value of your investment. In any case, the value of our securities could decline, and you could lose all or part of your investment. See also the information contained under the heading “Cautionary Statement Concerning Forward-Looking Statements.”

Risks Related to an Investment in the Notes and this Offering

We may incur additional indebtedness.

We may incur substantial additional indebtedness in the future. We also are permitted to incur secured indebtedness that would be effectively senior in priority to the notes.

Our indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under our outstanding indebtedness and the notes.

As of March 31, 2015, as adjusted to give effect to this offering, the outstanding principal amount of our indebtedness would have been approximately $2,466.2 million (excluding $13 million in undrawn letters of credit). Our indebtedness could have important consequences for you. For example, it could:

•	make it difficult for us to satisfy our obligations with respect to the notes;

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of cash flow to fund working capital, capital expenditures, acquisitions and investments and other general corporate purposes;

•	make it difficult for us to optimally capitalize and manage the cash flow for our businesses;

•	limit our flexibility in planning for, or reacting to, changes in our businesses and the markets in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit our ability to borrow additional funds or to borrow funds at rates or on other terms we find acceptable.

In addition, it is possible that we may need to incur additional indebtedness in the future in the ordinary course of business. The terms of our Revolving Credit Facility and the indentures governing our 7.456% senior notes due 2018, our 5.95% senior notes due 2020, our 4.500% senior notes due 2024 and the notes offered hereby allow us and our subsidiaries to incur additional debt subject to certain limitations. If new debt is added to current debt levels, the risks described above could intensify. Furthermore, if future debt financing is not available to us when required or is not available on acceptable terms, we may be unable to grow our business, take advantage of business opportunities, respond to competitive pressures or refinance maturing debt, any of which could have a material adverse effect on our operating results and financial condition.

The agreements governing our indebtedness contain various covenants that limit our discretion in the operation of our business and also require us to meet financial maintenance tests and other covenants. The failure to comply with such tests and covenants could have a material adverse effect on us.

The agreements governing our indebtedness contain various covenants, including those that restrict our ability to, among other things:

•	borrow money, and guarantee or provide other support for indebtedness of third parties, including guarantees;

•	incur certain liens;

•	enter into transactions with affiliates;

•	pay dividends on, redeem or repurchase our capital stock;

•	enter into certain asset sale transactions, including partial or full spin-off transactions;

•	enter into secured financing arrangements;

•	enter into sale and leaseback transactions;

•	consolidate or merge with or into another person; and

•	enter into unrelated businesses.

These covenants may limit our ability to effectively operate our businesses.

In addition, our Revolving Credit Facility requires that we meet certain financial maintenance tests, including a leverage ratio test and interest coverage test.

Any failure to comply with the restrictions of our Revolving Credit Facility or any agreement governing our other indebtedness may result in an event of default under those agreements. Such default may allow the creditors to accelerate the related debt, which acceleration may trigger cross-acceleration or cross-default provisions in other debt. In addition, lenders may be able to terminate any commitments they had made to supply us with further funds (including periodic rollovers of existing borrowings).

We may not be able to repurchase the notes upon a change of control triggering event.

We may not be able to repurchase the notes upon a change of control triggering event because we may not have sufficient funds. Upon a change of control triggering event, holders of the notes may require us to make an offer to purchase the notes at a purchase price equal to 101% of the principal amount of the notes plus accrued and unpaid interest, if any, to the purchase date.

Our failure to purchase tendered notes upon a change of control triggering event would result in an event of default under the indenture governing the notes and a cross-default under the agreements governing certain of our other indebtedness which may result in the acceleration of such indebtedness requiring us to repay that indebtedness immediately. If a change of control triggering event were to occur, we may not have sufficient funds to repay any such accelerated indebtedness.

In addition, you may not be entitled to require us to repurchase the notes under the change of control provisions in the indenture in the event of certain important corporate events, such as a leveraged recapitalization (which would increase the level of our indebtedness), reorganization, restructuring, merger or other similar transaction, unless such transaction constitutes a “change of control” under the indenture. Such a transaction may not involve a change in voting power or beneficial ownership or, even if it does, may not involve a change that constitutes a “change of control” that would potentially trigger our obligation to repurchase the notes. Therefore, if an event occurs that does not constitute a “change of control,” as defined in the indenture, we will not be required to make an offer to repurchase the notes and you may be required to continue to hold your notes despite the event. See “Description of Notes—Change of Control.”

Our holding company structure may impact your ability to receive payment on the notes.

The Issuer is a holding company with no significant operations or material assets other than the capital stock of its subsidiaries. As a result, its ability to repay its indebtedness, including the notes, is dependent on the generation of cash flow by its subsidiaries and their ability to make such cash available to the Issuer, by dividend, debt repayment or otherwise. Unless they are guarantors of the notes, the Issuer’s subsidiaries do not have any obligation to pay amounts due on the notes or to make funds available for that purpose. In addition, the Issuer’s subsidiaries may not be able to, or be permitted to, make distributions to enable the Issuer to make payments in respect of its indebtedness, including the notes. Each of the Issuer’s subsidiaries is a distinct legal entity and, under certain circumstances, legal and contractual restrictions, as well as the financial condition and operating requirements of the Issuer’s subsidiaries, may limit its ability to obtain cash from its subsidiaries. Further, while the Subsidiary Guarantors will unconditionally guarantee the notes, such guarantees could be rendered unenforceable for the reasons described below under “—The guarantees may be unenforceable due to fraudulent conveyance statutes, and accordingly, you could have no claim against the Subsidiary Guarantors.”

Effective subordination of the notes and the guarantees may reduce amounts available for payment of the notes and the guarantees.

The notes and the guarantees are unsecured. Accordingly, the notes will effectively rank junior to all of the Issuer’s secured obligations and, so long as the guarantees are in effect, a Subsidiary Guarantor’s guarantees will effectively rank junior to all of that Subsidiary Guarantor’s secured obligations, in each case, to the extent of the assets securing those obligations. In the event of a bankruptcy liquidation or similar proceeding, or if payment under any secured obligation is accelerated, claims of any secured creditors will be prior to any claim of the holders of the notes to the extent of the assets securing such claims. After the claims of the secured creditors are satisfied there may not be assets remaining to satisfy our obligations under the notes or the guarantees. As of March 31, 2015, the Issuer and its subsidiaries had no secured indebtedness or capital lease obligations. The indenture governing the notes permits us and our subsidiaries to incur secured debt under specified circumstances.

The notes and the guarantees will also be effectively subordinated to the unsecured indebtedness and other liabilities of our subsidiaries that are not Subsidiary Guarantors and of those Subsidiary Guarantors whose guarantees of the notes are released or terminated. Except to the extent that the Issuer or a Subsidiary Guarantor is a creditor with recognized claims against our other subsidiaries, all claims of creditors (including trade creditors) and holders of preferred stock, if any, of our other subsidiaries will have priority with respect to the assets of such subsidiaries over the Issuer’s and the Subsidiary Guarantors’ rights as owners of such other subsidiaries (and therefore the claims of our creditors, including holders of the notes). As of March 31, 2015, our subsidiaries other than the Subsidiary Guarantors had approximately $2.3 billion of liabilities and redeemable noncontrolling interests, of which approximately $930 million was owed to the Issuer or the Subsidiary Guarantors.

The guarantees may be unenforceable due to fraudulent conveyance statutes, and accordingly, you could have no claim against the Subsidiary Guarantors.

The obligations of each Subsidiary Guarantor under its guarantees will be limited with the intent to prevent that guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. However, a court could, under fraudulent conveyance law, subordinate or void the guarantee of any Subsidiary Guarantor if it found that such guarantee was incurred with actual intent to hinder, delay or defraud creditors, or such Subsidiary Guarantor did not receive fair consideration or reasonably equivalent value for the guarantee and that the guarantor was any of the following:

•	insolvent or rendered insolvent because of the guarantee;

•	engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts at maturity.

If a court were to void the guarantee of a Subsidiary Guarantor as a fraudulent conveyance, or hold it unenforceable for any other reason, holders of the notes would cease to have a claim against that Subsidiary Guarantor and would be creditors solely of the Issuer and any Subsidiary Guarantor whose guarantee was not voided or held unenforceable.

The guarantees will be released under certain circumstances.

The notes will be guaranteed by any Subsidiary Guarantor for so long as such Subsidiary Guarantor is a borrower under or is a guarantor of obligations under our Revolving Credit Facility or any successor credit agreement that we in good faith designate as our principal credit agreement. See “Description of Notes—Guarantees.” If the obligations of any Subsidiary Guarantor as a borrower and guarantor under such credit agreements terminate or are released, that Subsidiary Guarantor’s guarantee of the notes will also be released. In such event, the risks detailed in respect of our subsidiaries that are not guarantors upon consummation of the offering will also apply with respect to such released Subsidiary Guarantor.

Our foreign subsidiaries may become borrowers under our Revolving Credit Facility without guaranteeing the notes.

Under the terms of our Revolving Credit Facility, we may designate foreign subsidiaries as borrowers and such foreign subsidiaries would not be required to guarantee the notes. As of the time of this offering, each of our subsidiaries that is a borrower or a guarantor under our Revolving Credit Facility is a domestic subsidiary, and will be a Subsidiary Guarantor guaranteeing the notes. However, if a foreign subsidiary is designated as a borrower under our Revolving Credit Facility and borrows under the Revolving Credit Facility, the notes and the guarantees will be effectively subordinated to the claims of the lenders under the Revolving Credit Facility with respect to the assets of such foreign subsidiary to the extent of the borrowings of such foreign subsidiary.

Your ability to transfer the notes may be limited by the absence of an active trading market and there is no assurance that any active trading market will develop for the notes.

The notes are a new issue of securities for which there is no established public market. We intend to apply to list the notes on the NYSE, but the NYSE may not accept the notes for listing. Even if the notes are approved for listing on the NYSE, an active trading market on the NYSE for the notes may not develop or, even if it develops, may not last. We will have no obligation to maintain such listing, and we may delist the notes at any time. The underwriters have advised us that they currently intend to make a market in the notes prior to the commencement of any trading on the NYSE as permitted by applicable laws and regulations. However, the underwriters are not obligated to make a market in the notes and they may discontinue any market-making activities with respect to the notes at any time without notice. Therefore, we cannot assure you as to the development or liquidity of any trading market for the notes. The liquidity of any market for the notes will depend on a number of factors, including:

•	the number of holders of notes;

•	our operating performance and financial condition;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the notes; and

•	prevailing interest rates.

Historically, the market for debt securities similar to the notes has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. We cannot assure you that the market, if any, for the notes will be free from similar disruptions or that any such disruptions may not adversely affect the prices at which you may sell your notes. Therefore, we cannot assure you that you will be able to sell your notes at a particular time or that the price you receive when you sell your notes will be favorable.

Holders of the notes may be subject to the effects of foreign currency exchange rate fluctuations, as well as possible exchange controls, relating to the euro.

Investors will have to pay for the notes in euro. Payments of principal, premium, if any, interest, and Additional Amounts, if any, in respect of the notes are payable by us in euro. An investment in the notes which are denominated in, and all payments in respect of which are to be made in, a currency other than the currency of the country in which the purchaser is resident or the currency in which the purchaser conducts its business or activities (the “home currency”), entails significant risks not associated with a similar investment in a security denominated in the home currency.

These include the possibility of:

•	significant changes in rates of exchange between the home currency and the euro;

•	the imposition or modification of foreign exchange controls with respect to the euro; and

•	tax consequences for you as a result of any foreign exchange gains or losses resulting from an investment in the notes.

We have no control over a number of factors affecting notes denominated in a currency other than an investor’s home currency, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their results. In recent years, rates of exchange for certain currencies, including the euro, have been highly volatile and this volatility may continue in the future.

Despite measures taken to alleviate credit risk, concerns persist regarding the debt burden of certain member states of the European Monetary Union and their ability to meet future financial obligations, the overall stability of the euro and the suitability of the euro as a single currency given the diverse economic and political circumstances in individual member states. These and other concerns could lead to the reintroduction of individual currencies in or more member states, or, in more extreme circumstances, the possible dissolution of the euro entirely. Should the euro dissolve entirely, the legal and contractual consequences for holders of euro-denominated obligations would be determined by laws in effect at such time. The official exchange rate at which the notes may be redenominated may not accurately reflect their value in euro. These potential developments, or market perceptions concerning these developments and related issues, could adversely affect the value of the notes.

Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative of fluctuations in the rate that may occur during the term of the notes. Depreciation of the euro against the home currency could result in a decrease in the effective yield of the notes below the coupon rate, and in certain circumstances, could result in a loss to you on a home currency basis.

The United Kingdom, the European Union or one or more of its member states may, in the future, impose exchange controls and modify any exchange controls imposed, which controls could affect exchange rates as well as the availability of the euro at the time of payment of principal of, interest on, or any redemption payment or Additional Amounts with respect to, the notes.

The notes will be governed by, and construed in accordance with, the laws of the State of New York. U.S. federal or state courts rendering a judgment on the notes may be unable to enter judgment in any currency except in U.S. dollars. Accordingly, in a lawsuit for payment on the notes, investors may bear currency exchange risk, which could be material.

This description of foreign currency risks does not describe all the risks of an investment in securities denominated in a currency other than an investor’s home currency. You should consult your own financial and legal advisors as to the risks involved in an investment in the notes.

On May 26, 2015, the closing euro/dollar rate of exchange was €1 = $1.09, as reported by Bloomberg L.P.

The notes permit us to make payments in dollars if we are unable to obtain euro.

If euro are unavailable to us due to the imposition of exchange controls or other circumstances beyond our control (including the dissolution of the euro) or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. The amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the then most recent U.S. dollar/euro exchange rate available on or prior to the second business day prior to the relevant payment date as determined by us in our sole discretion. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture governing the notes.

Trading in the clearing systems is subject to minimum denomination requirements.

The notes will be issued only in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof. It is possible that the clearing systems may process trades which could result in amounts being held in denominations smaller than the minimum denominations. If definitive notes are required to be issued in relation to such notes in accordance with the provisions of the relevant global notes, a holder who does not have the minimum denomination or an integral multiple of €1,000 in excess thereof in its account with the relevant clearing system at the relevant time may not receive all of its entitlement in the form of definitive notes unless and until such time as its holding satisfies the minimum denomination requirement.

If we do not consummate the Orbitz acquisition, you will not have recourse to the assets of Orbitz and its subsidiaries.

The offering of the notes is not conditioned on the consummation of the Orbitz acquisition and we will not be required to redeem the notes if the Orbitz acquisition does not occur. As result, if we do not consummate the Orbitz acquisition, the notes will remain outstanding, but you will not have any recourse, direct or indirect, to the assets of Orbitz and its subsidiaries.

USE OF PROCEEDS

The net proceeds of this offering are estimated to be approximately €642.4 million (or $700.2 million, based on the closing May 26, 2015 euro/U.S. dollar exchange rate of €1 = $1.09 as published by Bloomberg L.P.), after deducting estimated underwriting discounts and commissions and other offering expenses, in each case relating to this offering. We expect to use the net proceeds of this offering to fund a portion of the cash consideration payable in connection with the Orbitz acquisition and for other general corporate purposes, including, without limitation, to fund other potential future acquisitions by the Company or any of its subsidiaries. General corporate purposes may also include, without limitation, dividends, stock repurchases, repayment of debt, investments, additions to working capital, capital expenditures and advances to or investments in our subsidiaries. Net proceeds may be temporarily invested prior to use. This offering is not conditioned on the consummation of the Orbitz acquisition and we will not be required to redeem the notes if the Orbitz acquisition does not occur. If the Merger is not consummated for any reason, the net proceeds from this offering will be used for general corporate purposes. If the Merger Agreement is terminated as a result of the failure to obtain competition law approvals or a legal prohibition related to competition law matters, a termination fee of $115 million may be payable by the Company to Orbitz, subject to certain limitations.

CAPITALIZATION

The following table sets forth cash and cash equivalents and capitalization of Expedia, Inc. as of March 31, 2015:

•	on an actual basis; and

•	on an as-adjusted basis after giving effect to this offering.

You should read this table together with “Use of Proceeds,” “Summary Consolidated Financial Data” and “Risk Factors” included in this prospectus supplement, and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2014, and in our Quarterly Report on Form 10-Q for the period ended March 31, 2015, each of which we have incorporated by reference in this prospectus supplement.

	As of March 31, 2015
	Actual	As Adjusted
(in thousands)	(Unaudited)
Cash and cash equivalents	$1,735,283	$2,435,483	(1)

Long term obligations:
Existing senior notes (2)	1,746,862	1,746,862
Revolving Credit Facility	—	—
Notes offered hereby (€650 million)	—	708,500	(3)
Other indebtedness	10,825	10,825

Total	1,757,687	2,466,187

Total stockholders’ equity	1,828,966	1,828,966

Total capitalization	3,586,653	4,295,153

(1)	Includes the estimated net proceeds from this offering of approximately $700.2 million, after giving effect to underwriting discounts and commissions and other offering expenses, in each case relating to this offering, based on the closing May 26, 2015 euro/U.S. dollar exchange rate of €1 = $1.09 as published by Bloomberg L.P.
(2)	Consists of $750 million aggregate principal amount of 5.95% senior notes due 2020, net of discount, $500 million aggregate principal amount of 7.456% senior unsecured notes due 2018 and $500 million aggregate principal amount of 4.500% senior unsecured notes due 2024, net of discount.
(3)	Consists of $708.5 million aggregate principal amount of notes offered hereby, based on the closing May 26, 2015 euro/U.S. dollar exchange rate of €1 = $1.09 as published by Bloomberg L.P.

DESCRIPTION OF NOTES

The notes will be issued as a series of notes under the indenture, dated as of August 18, 2014, among Expedia, the Subsidiary Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee. The following summary of provisions of the indenture, as supplemented for the issuance of this series of notes, and the notes does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture, including definitions therein of certain terms. This summary may not contain all information that you may find useful. You should read the indenture and the notes, copies of which are available from us upon request at our address set forth under the heading “Where You Can Find More Information.” Capitalized terms used and not defined in this summary have the meanings specified in the indenture. References to (i) “the Company” in this section of the prospectus supplement are only to Expedia and not to any of the subsidiaries of Expedia and (ii) the “indenture” are to the indenture described above, as supplemented for this issuance of notes.

General

The notes will have the following basic terms:

•	the notes will initially be limited to €650,000,000 aggregate principal amount (subject to the rights of the Company to issue additional notes as described under “—Further Issuances” below),

•	the notes will accrue interest at a rate of 2.500% per year,

•	interest will accrue on the notes from the most recent interest payment date to or for which interest has been paid or duly provided (or if no interest has been paid or duly provided for, from the issue date of the notes), and will be payable annually in arrears on June 3 of each year, beginning on June 3, 2016,

•	the notes will mature on June 3, 2022 unless redeemed prior to that date,

•	we may redeem the notes in whole or in part at any time or from time to time at our option as described under “—Optional Redemption” below, and

•	the notes will be our senior unsecured obligations and will rank equally in right of payment with all of our other existing and future unsecured and unsubordinated obligations.

Interest will be paid to the person in whose name a note is registered at the close of business on the May 20 immediately preceding the relevant interest payment date (whether or not such day is a business day), or, if the notes are represented by one or more global notes, the close of business on the business day (for this purpose a day on which Clearstream and Euroclear are open for business) immediately preceding the interest payment date. Interest on the notes will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the notes (or June 3, 2015 if no interest has been paid on the notes), to but excluding the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association.

If any interest or other payment date of a note falls on a day that is not a business day, the required payment of principal, premium, if any, and interest will be made on the next succeeding business day as if made on the date that the payment was due, and no interest will accrue on that payment for the period from and after that interest or other payment date, as the case may be, to the date of that payment on the next succeeding business day. The term “business day” means, with respect to any note, any Monday, Tuesday, Wednesday, Thursday or Friday which is not a day when banking institutions are authorized or obligated by law or executive order to be closed in New York City or London and, for any place of payment outside of New York City or London, in such place of payment, and a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer system, or any successor thereto, operates. The notes will be issued only in registered form without coupons in denominations of €100,000 and integral multiples of €1,000 in excess of that amount. The notes will be represented by one or more global notes, but in certain limited circumstances may be represented by certificated notes.

Payments of principal of, premium, if any, and interest on the notes will be payable in euro. If euro are unavailable to us due to the imposition of exchange controls or other circumstances beyond our control (including the dissolution of the euro) or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. The amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the then most recent U.S. dollar/euro exchange rate available on or prior to the second business day prior to the relevant payment date as determined by us in our sole discretion. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture governing the notes. Neither the trustee nor the paying agent shall have any responsibility for any calculation or conversion in connection with the foregoing.

Investors will be subject to foreign exchange risks as to payments of principal, premium, if any, and interest that may have important economic and tax consequences to them. See “Risk Factors–Holders of the notes may be subject to the effects of foreign currency exchange rate fluctuations, as well as possible exchange controls, relating to the euro.”

The notes will not be subject to any sinking fund.

We may, subject to compliance with applicable law, at any time purchase notes in the open market or otherwise.

We intend to file an application to list the notes on the New York Stock Exchange (the “NYSE”). The listing application will be subject to approval by the NYSE. Even if the notes are accepted for listing on the NYSE, we will have no obligation to maintain such listing, and we may delist the notes at any time.

Guarantees

The Subsidiary Guarantors will unconditionally guarantee, jointly and severally, the due and punctual payment of principal of, premium, if any, and interest on the notes, when and as the same become due and payable, whether on a maturity date, by declaration of acceleration, upon redemption or otherwise, and all other obligations under the indenture. As set forth in the Guarantor and Non-Guarantor Supplemental Financial Information notes in our financial statements incorporated by reference in this prospectus supplement, as of March 31, 2015, the Subsidiary Guarantors accounted for approximately $7.9 billion, or 78%, of our total consolidated assets, which excludes amounts due from the Issuer or the subsidiaries that are not Subsidiary Guarantors. The Subsidiary Guarantors also accounted for approximately $4.5 billion, or 78%, and approximately $1.1 billion, or 78%, of our total consolidated revenue for the year ended December 31, 2014, and three months ended March 31, 2015, respectively. As of the issue date of the notes, the following Subsidiaries of the Company will be Subsidiary Guarantors with respect to the notes:

CarRentals.com, Inc.

Classic Vacations, LLC

Cruise, LLC

EAN.com, LP

Egencia LLC

Expedia, Inc. (a Washington corporation)

Hotels.com GP, LLC

Hotels.com, L.P.

Hotwire, Inc.

HRN 99 Holdings, LLC

Interactive Affiliate Network, LLC

Travelscape, LLC

WWTE, Inc.

The Subsidiary Guarantors include each of our subsidiaries which guarantee our existing 7.456% senior notes due 2018, 5.95% senior notes due 2020 and 4.500% senior notes due 2024 and that is either a borrower or guarantor in respect of our Credit Agreement.

In the event that, at any time, any of our Domestic Subsidiaries which is not, or has previously been released as, a Subsidiary Guarantor becomes a guarantor or borrower under our Credit Agreement, that Subsidiary will be required to become a Subsidiary Guarantor and guarantee the notes not later than 60 days following the date on which it becomes a guarantor or borrower under the Credit Agreement.

In the event that, for any reason, the obligations of any Subsidiary Guarantor terminate as a guarantor or borrower under the Credit Agreement (including, without limitation, pursuant to the terms of the Credit Agreement, upon agreement of the requisite lenders under the Credit Agreement or upon the termination of the Credit Agreement or upon the replacement thereof with a credit facility not requiring such guarantees), that Subsidiary Guarantor will be deemed released from all its obligations under the indenture and its guarantees of the notes will terminate. A Subsidiary Guarantor’s guarantee will also terminate and such Subsidiary Guarantor will be deemed released from all of its obligations under the indenture (a) upon legal defeasance or covenant defeasance as provided below under “—Defeasance and Covenant Defeasance” or satisfaction and discharge of the indenture as provided below under “—Satisfaction and Discharge,” and (b) in connection with any sale or other disposition of all or any portion of the capital stock of that Subsidiary Guarantor (including by way of merger or consolidation) or other transaction such that after giving effect to such transaction such Subsidiary Guarantor is no longer a Domestic Subsidiary of the Company. Any release described in this paragraph may be evidenced by a supplemental indenture or other instrument which may be entered into without the consent of any holders of notes.

The indenture will provide that the obligations of each Subsidiary Guarantor under its guarantees will be limited to the maximum amount that, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor, would cause the obligations of such Subsidiary Guarantor not to constitute a fraudulent conveyance or fraudulent transfer under any applicable law; provided, however, there is some doubt as to whether this limitation will be effective to avoid such guarantee from constituting a fraudulent conveyance.

“Credit Agreement” means the Amended and Restated Credit Agreement, dated as of September 5, 2014, among Expedia, Inc. (a Delaware corporation), Expedia, Inc. (a Washington corporation), Travelscape, LLC, Hotwire, Inc., the lenders party thereto, JPMorgan Chase Bank N.A., as administrative agent, and J.P. Morgan Europe Limited, as London agent, as the same has been amended, supplemented or otherwise modified prior to the date hereof and may be further amended, supplemented or otherwise modified from time to time, and any successor credit agreement thereto (whether by renewal, replacement, refinancing or otherwise) that the Company in good faith designates to be its principal credit agreement (taking into account the maximum principal amount of the credit facility provided thereunder, the recourse nature of the agreement and such other factors as we deem reasonable in light of the circumstances), such designation (or the designation that at a given time there is no principal credit agreement) to be made by an officers’ certificate delivered to the trustee.

Payment and Transfer or Exchange

Principal of, premium, if any, and interest on the notes will be payable at the office or agency maintained by the Company for such purpose (which initially will be The Bank of New York Mellon, London Branch, One Canada Square, London E14 5AL). Payment of principal of, premium, if any, and interest on a global note registered in the name of or held by the common depositary or its nominee will be made in immediately available funds to the common depositary or its nominee, as the case may be, as the registered holder of such global note. If any of the notes is no longer represented by a global note, payment of interest on certificated notes in definitive form may, at our option, be made by check mailed directly to holders at their registered addresses. The notes may be exchanged or transferred at the office or agency maintained by the Company for such purpose (which initially will be the office of the trustee located at 111 Sanders Creek Parkway, 2nd Floor, East Syracuse, New York 13057, Attention: Debt Processing).

A holder may transfer or exchange any certificated notes in definitive form at the same location given in the preceding paragraph. No service charge will be made for any registration of transfer or exchange of notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. We are not required to transfer or exchange any note selected for redemption for a period of 15 days before mailing of a notice of redemption of notes to be redeemed. Any notice required to be delivered pursuant to the indenture may, to the extent permitted by applicable procedures or regulations, be delivered electronically.

The registered holder of a note will be treated as the owner of it for all purposes. All amounts of principal of, premium, if any, or interest on the notes paid by the Company that remain unclaimed two years after such payment was due and payable will be repaid to the Company, and the holders of such notes will thereafter look solely to the Company for payment.

Ranking

The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future unsecured and unsubordinated obligations.

So long as they are in effect, the guarantees of any Subsidiary Guarantors will be senior unsecured obligations of those Subsidiaries and will rank equally in right of payment with all other existing and future unsecured and unsubordinated obligations of those Subsidiaries.

The notes will be effectively junior to all of our existing and future secured indebtedness and, so long as they are in effect, the guarantees of any Subsidiary Guarantors will be effectively junior to all secured indebtedness of those subsidiaries, in each case, to the extent of the assets securing such indebtedness.

As our operations are conducted through our Subsidiaries, we derive our operating income and cash flow from our investments in our Subsidiaries. Therefore, our ability to make payments when due to the holders of the notes is, in part, dependent upon the receipt of sufficient funds from our Subsidiaries. Holders of the notes will, however, have a claim with respect to the assets and earnings of any Subsidiary Guarantors so long as their respective guarantees are in effect.

Claims of creditors of our Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries (other than any Subsidiary Guarantors providing guarantees for the notes, so long as their respective guarantees are in effect) over the claims of our creditors and of the creditors of any Subsidiary Guarantors, including holders of the notes. Accordingly, the notes and the guarantees of any Subsidiary Guarantors, if any, will be effectively subordinated to creditors, including trade creditors and preferred stockholders, if any, of our Subsidiaries (other than any Subsidiary Guarantors so long as their respective guarantees are in effect).

Under the terms of the Credit Agreement, we may designate Foreign Subsidiaries as borrowers under the Credit Agreement, and such Foreign Subsidiaries would not be required to guarantee the notes. As of the time of this offering, each of our Subsidiaries that is a borrower or a guarantor under our existing Credit Agreement is our Domestic Subsidiary, and will be a Subsidiary Guarantor guaranteeing the notes. However, if a Foreign Subsidiary is designated as a borrower under our Credit Agreement and borrows under the Credit Agreement, the notes and the guarantees will be effectively subordinated to the claims of the lenders under the Credit Agreement with respect to such borrowings and with respect to the assets of such Foreign Subsidiary.

Optional Redemption

We may redeem the notes at our option at any time in whole or from time to time in part. If we elect to redeem notes prior to March 3, 2022 (the date that is three months prior to the maturity date of the notes), we will pay a redemption price equal to the greater of the following amounts, plus, in each case, accrued and unpaid interest thereon to but excluding the redemption date:

•	100% of the aggregate principal amount of the notes to be redeemed; or

•	the sum of the present values of the Remaining Scheduled Payments.

In determining the present values of the Remaining Scheduled Payments, we will discount such payments to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate plus 40 basis points.

If we elect to redeem notes on or after March 3, 2022 (the date that is three months prior to the maturity date of the notes), we will pay a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to but excluding the redemption date.

In any case, the principal amount of a note remaining outstanding after a redemption in part shall be €100,000 or an integral multiple of €1,000 in excess thereof.

The following terms are relevant to the determination of the redemption price for any redemption prior to March 3, 2022.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by us, a German federal government bond whose maturity is closest to the maturity of the notes to be redeemed, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German federal government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German federal government bonds selected by us, determine to be appropriate for determining the Comparable Government Bond Rate.

“Comparable Government Bond Rate” means, with respect to any redemption date, the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the notes to be redeemed, if they were to be purchased at such price on the third business day prior to the redemption date, would be equal to the gross redemption yield on such business day of the Comparable Government Bond (as defined above) on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such business day as determined by an independent investment bank selected by us.

“Remaining Scheduled Payments” means, with respect to any note to be redeemed, the remaining scheduled payments of the principal and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such note, the amount of the next scheduled interest payment thereon will be reduced (solely for purposes of making this determination) by the amount of interest accrued thereon to such redemption date.

A partial redemption of the notes may be effected pro rata or by lot or by such method as the trustee shall deem fair and appropriate and the trustee may provide for the selection for redemption of portions (equal to €100,000 or an integral multiple of €1,000 in excess thereof) of the principal amount of notes of a denomination larger than the minimum authorized denomination for the notes; provided, that as long as the notes are represented by global notes, interests in the notes shall be selected for redemption by Euroclear or Clearstream in accordance with their respective standard procedures therefor.

Notice of any redemption will be mailed, or delivered electronically if held by any depositary, at least 30 days but not more than 60 days before the redemption date to each registered holder of the notes to be redeemed.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

The notes are also subject to redemption if certain events occur involving United States taxation. See “—Redemption for Tax Reasons.”

Additional Amounts

All payments of principal and interest in respect of the notes by us or a paying agent on our behalf will be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, duties, assessments or other similar governmental charges imposed or levied by the United States or any political subdivision or taxing authority of or in the United States (collectively, “Taxes”), unless such withholding or deduction is required by law.

In the event such withholding or deduction for Taxes is required by law, subject to the limitations described below, we will pay to any Non-U.S. Holder (as defined under “Material Tax Considerations—Material U.S. Federal Income Tax Considerations” below) such additional amounts (“Additional Amounts”) as may be necessary to ensure that the net amount received by such person, after withholding or deduction for such Taxes, will be equal to the amount such person would have received in the absence of such withholding or deduction.

However, no Additional Amounts shall be payable with respect to any Taxes if such Taxes are imposed or levied for reasons unrelated to the holder’s or beneficial owner’s ownership or disposition of notes, nor shall Additional Amounts be payable for or on account of:

(a) any Taxes which would not have been so imposed, withheld or deducted but for:

(1) the existence of any present or former connection between the holder or beneficial owner (or between a fiduciary, settlor, beneficiary, member or shareholder or other equity owner of, or a person having a power over, such holder or beneficial owner, if such holder or beneficial owner is an estate, a trust, a limited liability company, a partnership, a corporation or other entity) and the United States, including, without limitation, such holder or beneficial owner (or such fiduciary, settlor, beneficiary, member, shareholder or other equity owner or person having such a power) being or having been a citizen or resident or treated as a resident of the United States, being or having been engaged in a trade or business in the United States, being or having been present in the United States, or having or having had a permanent establishment in the United States;

(2) the failure of the holder or beneficial owner to comply with any applicable certification, information, documentation or other reporting requirement, if compliance is required under the tax laws and regulations of the United States or any political subdivision or taxing authority of or in the United States to establish entitlement to a partial or complete exemption from such Taxes (including, but not limited to, the requirement to provide Internal Revenue Service Form W-8BEN, Form W-8BEN-E, Form W-8ECI, or any subsequent versions thereof or successor thereto); or

(3) the holder’s or beneficial owner’s present or former status as a personal holding company or a foreign personal holding company with respect to the United States, as a controlled foreign corporation with respect to the United States, as a passive foreign investment company with respect to the United States, as a foreign tax exempt organization with respect to the United States or as a corporation that accumulates earnings to avoid United States federal income tax;

(b) any Taxes which would not have been imposed, withheld or deducted but for the failure of the holder or beneficial owner to meet the requirements (including the certification requirements) of Section 871(h) or Section 881(c) of the Internal Revenue Code of 1986, as amended (the “Code”);

(c) any Taxes which would not have been imposed, withheld or deducted but for the presentation by the holder or beneficial owner of such note for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment of the note is duly provided for and notice is given to holders, whichever occurs later, except to the extent that the holder or beneficial owner would have been entitled to such Additional Amounts on presenting such note on any date during such 30-day period;

(d) any estate, inheritance, gift, sales, excise, transfer, personal property, wealth or similar Taxes;

(e) any Taxes which are payable otherwise than by withholding or deduction from a payment on such note;

(f) any Taxes which are imposed, withheld or deducted with respect to, or payable by, a holder that is not the beneficial owner of the note, or a portion of the note, or that is a fiduciary, partnership, limited liability company or other similar entity, but only to the extent that a beneficial owner, a beneficiary or settlor with respect to such fiduciary or member of such partnership, limited liability company or similar entity would not have been entitled to the payment of an Additional Amount had such beneficial owner, settlor, beneficiary or member received directly its beneficial or distributive share of the payment;

(g) any Taxes required to be withheld or deducted by any paying agent from any payment on any note, if such payment can be made without such withholding or deduction by at least one other paying agent;

(h) any Taxes required to be withheld or deducted where such withholding or deduction is imposed pursuant to European Council Directive 2003/48/EC on the taxation of savings income, or any law implementing or complying with, or introduced in order to conform to, such European Council Directive;

(i) any Taxes imposed, withheld or deducted under Sections 1471 through 1474 of the Code (or any amended or successor provisions), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code;

(j) any Taxes that would not have been imposed, withheld or deducted but for a change in any law, treaty, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the applicable payment becomes due or is duly provided for, whichever occurs later; or

(k) any combination of items (a), (b), (c), (d), (e), (f), (g), (h), (i) and (j).

Any Additional Amounts will be paid in euro.

For purposes of this section “Additional Amounts,” the acquisition, ownership, enforcement, or holding of or the receipt of any payment with respect to a note will not constitute a connection (1) between the holder or beneficial owner and the United States or (2) between a fiduciary, settlor, beneficiary, member or shareholder or other equity owner of, or a person having a power over, such holder or beneficial owner if such holder or beneficial owner is an estate, a trust, a limited liability company, a partnership, a corporation or other entity and the United States.

Except as specifically provided under this section “Additional Amounts,” we will not be required to make any payment with respect to any tax, duty, assessment or other governmental charge imposed by any government or any political subdivision or taxing authority.

If we are required to pay Additional Amounts with respect to the notes, we will notify the trustee and paying agent pursuant to an officers’ certificate that specifies the Additional Amounts payable and when the Additional Amounts are payable. If the trustee and the paying agent do not receive such an officers’ certificate from us, the trustee and paying agent may rely on the absence of such an officers’ certificate in assuming that no such Additional Amounts are payable.

In addition, for so long as the notes are outstanding, we undertake that, to the extent permitted by law, we will maintain a paying agent in a jurisdiction that will not require withholding or deduction of tax pursuant to any law implementing European Council Directive 2003/48/EC on the taxation of savings income (the “Savings Directive”).

Whenever in the indenture (including the notes) or this Description of Notes there is referenced, in any context, the payment of amounts based upon the principal amount of the notes or of principal, interest or any other amount payable under, or with respect to, the notes or the guarantees, such reference will be deemed to include payment of Additional Amounts as described under this heading to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

Redemption for Tax Reasons

We may redeem the notes at our option, in whole but not in part, at a redemption price equal to 100% of the principal amount, together with any accrued and unpaid interest on the notes to, but excluding, the redemption date, at any time, if:

(i) we have or will become obliged to pay Additional Amounts with respect to the notes as a result of any change in, or amendment to, the laws, regulations, treaties, or rulings of the United States or any political subdivision of or in the United States or any taxing authority thereof or therein affecting taxation, or any change in, or amendment to, the application, official interpretation, administration or enforcement of such laws, regulations, treaties or rulings (including a holding by a court of competent jurisdiction in the United States), which change or amendment is enacted, adopted, announced or becomes effective on or after the date of this prospectus supplement; or

(ii) on or after the date of this prospectus supplement, any action is taken by a taxing authority of, or any action has been brought in a court of competent jurisdiction in, the United States or any political subdivision of or in the United States or any taxing authority thereof or therein, including any of those actions specified in clause (i) above, whether or not such action was taken or brought with respect to us, or there is any change, amendment, clarification, application or interpretation of such laws, regulations, treaties or rulings, which in any such case, will result in a material probability that we will be required to pay Additional Amounts with respect to the notes (it being understood that such material probability will be deemed to result if the written opinion of independent tax counsel described in clause (b) below to such effect is delivered to the trustee and the paying agent).

Notice of any such redemption will be mailed, or delivered electronically if held by any depositary, at least 30 days but not more than 60 days before the redemption date to each registered holder of the notes; provided, however, that the notice of redemption shall not be given earlier than 90 days before the earliest date on which we would be obligated to pay such Additional Amounts if a payment in respect of the notes was then due.

Prior to the mailing or delivery of any notice of redemption pursuant to this section “Redemption for Tax Reasons,” in the case of a redemption for the reasons specified in clause (i) or (ii) above, we will deliver to the trustee and the paying agent:

(a) an Officers’ Certificate stating that we are entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to our right to so redeem have occurred, and

(b) a written opinion of independent tax counsel of nationally recognized standing to the effect that we have or will become obligated to pay such Additional Amounts as a result of such change or amendment or that there is a material probability that we will be required to pay Additional Amounts as a result of such action, change, amendment, clarification, application or interpretation, as the case may be.

Unless we default in payment of the redemption price, on and after the redemption date, the notes will cease to bear interest and all rights under the notes shall terminate.

Further Issuances

We may from time to time, without notice to or the consent of the holders of the notes, create and issue additional notes having the same terms as, and ranking equally and ratably with, the notes in all respects (or in all respects except for the date of issuance, issue price, the initial interest accrual date and amount of interest payable on the first payment date applicable thereto). Such additional notes will be treated as a single class with the notes

(including for purposes of redemptions), and will vote together as one class on all matters with respect to the notes (including for purposes of waivers and amendments); provided, however, that in the event any additional notes are not fungible with the previously issued notes for U.S. federal income tax purposes, such nonfungible additional notes will be issued with a separate CUSIP number so that they are distinguishable from the previously issued notes.

Change of Control

Upon the occurrence of a Change of Control Triggering Event (as defined below), unless we have mailed a notice of redemption with respect to all outstanding notes as described above under “—Optional Redemption” and redeem all notes validly tendered pursuant to such redemption notice, each holder shall have the right to require that the Company repurchase such holder’s notes, in whole or in part (in an aggregate principal amount equal to €100,000 or an integral multiple of €1,000 in excess thereof), at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date occurring on or prior to the date of purchase).

Within 30 days following any Change of Control Triggering Event, unless we have previously or concurrently mailed a redemption notice with respect to all outstanding notes as described under “—Optional Redemption,” we will mail by first-class mail, or deliver electronically if the notes are held by any depositary, a notice to each registered holder of the notes with a copy to the trustee and the paying agent (the “Change of Control Offer”) stating:

(1)	that a Change of Control Triggering Event has occurred and that such holder has the right to require us to purchase such holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest on an interest payment date occurring on or prior to the date of purchase);

(2)	the circumstances and relevant facts regarding such Change of Control Triggering Event;

(3)	the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed);

(4)	if the notice is mailed prior to a Change of Control, that the Change of Control Offer is conditioned on the Change of Control occurring; and

(5)	the instructions, as determined by us, consistent with the covenant described hereunder, that a holder must follow in order to have its notes purchased.

We will not be required to make a Change of Control Offer following a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

A Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described hereunder by virtue of our compliance with such securities laws or regulations.

For purposes of the Change of Control Offer provisions of the notes, the following definitions are applicable:

“Board of Directors” means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board or, in the case of a person that is not a corporation, the group exercising the authority generally vested in a board of directors of a corporation.

“Change of Control” means the occurrence of any one of the following:

(1)	any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company;

(2)	individuals who on the date the notes are originally issued constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved or ratified by a vote of a majority of the directors of the Company then still in office who were either directors on the date the notes are originally issued or whose election or nomination for election was previously so approved or ratified) cease for any reason to constitute a majority of the Board of Directors then in office;

(3)	the adoption of a plan relating to the liquidation or dissolution of the Company; or

(4)	the merger or consolidation of the Company with or into another person or the merger of another person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another person other than (i) a transaction in which the survivor or transferee is a person that is controlled by the Permitted Holders or (ii) a transaction following which (A) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving person in such merger or consolidation transaction immediately after such transaction and (B) in the case of a sale of assets transaction, each transferee becomes an obligor in respect of the notes and either (i) each transferee becomes a Subsidiary of the transferor of such assets or (ii) holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the transferee.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) the Company becomes a direct or indirect wholly-owned subsidiary (the “Sub Entity”) of a holding company and (2) holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of such holding company; provided that, upon the consummation of any such transaction, “Change of Control” shall thereafter include any Change of Control of any direct or indirect parent of the Sub Entity.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Ratings Event.

“Fitch” means Fitch Inc., a subsidiary of Fimalac, S.A., and its successors.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P); a rating of BBB- or better by Fitch (or its equivalent under any successor rating category of Fitch); and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies appointed by us.

“Liberty Successor” means any person spun or otherwise separated out of Liberty Interactive Corporation (or any subsidiary thereof), provided no person who is not a Permitted Holder is the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of such person.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Permitted Holders” means Barry Diller, Liberty Interactive Corporation, any Liberty Successor and their respective affiliates and any group (as such term is used in Section 13(d) and 14(d) of the Exchange Act) with respect to which any such persons collectively exercise a majority of the voting power.

“Rating Agency” means each of Moody’s, S&P and Fitch; provided that if any of Moody’s, S&P or Fitch ceases to rate the notes or fails to make a rating of the notes publicly available, we will appoint a replacement for such Rating Agency that is a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act.

“Ratings Event” means ratings of the notes are lowered by at least two of the three Rating Agencies and the notes are rated below Investment Grade by at least two of the three Rating Agencies in any case on any day during the period (the “Trigger Period”) commencing on the date 60 days prior to the first public announcement by us of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended for so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies).

“S&P” means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” of a person means all classes of equity securities of such person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

The Change of Control Triggering Event purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control Triggering Event purchase feature is a result of negotiations between the Company and underwriters. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. The indenture does not contain any restrictions on our ability to incur additional indebtedness, other than the restrictions on the incurrence of indebtedness secured by liens contained in the covenants described under “—Covenants—Limitation on Liens” and “—Covenants—Limitation on Sale and Leaseback Transactions.” Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the indenture will not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction.

The Credit Agreement provides that the occurrence of certain change of control events with respect to the Company would constitute a default thereunder. In addition, in the event a Change of Control occurs at a time when we are prohibited, by the terms of any of our indebtedness, from purchasing notes, we may seek the consent of our lenders to the purchase of notes or may attempt to refinance the borrowings that contain such prohibition. If we do not obtain such a consent or repay such borrowings, we would remain prohibited from purchasing notes. In such case, our failure to offer to purchase notes would constitute a default under the indenture, which would, in turn, constitute a default under the Credit Agreement. Future indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the holders of their right to require us to repurchase their notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders of notes following the occurrence of a Change of Control Triggering Event may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Company to any person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of notes may require the Company to make an offer to repurchase the notes as described above.

The provisions under the indenture relative to our obligation to make an offer to repurchase the notes as a result of a Change of Control Triggering Event may be waived or modified with the written consent of the holders of a majority in principal amount of the notes.

Covenants

Except as set forth below, neither we nor any of our Subsidiaries will be restricted by the indenture from:

•	incurring any indebtedness or other obligation,

•	paying dividends or making distributions on our or its capital stock, or

•	purchasing or redeeming our or its capital stock.

In addition, we will not be required to maintain any financial ratios or specified levels of net worth or liquidity. Among other things, the indenture will not contain covenants designed to afford holders of the notes any protections in the event of a highly leveraged or other transaction involving us that may adversely affect holders of the notes.

The indenture will contain the following principal covenants:

Limitation on Liens

We will not directly or indirectly incur, and will not permit any of our Subsidiaries to directly or indirectly incur, certain indebtedness for borrowed money secured by a mortgage, security interest, pledge, lien, charge or other similar encumbrance (collectively, “Liens”) upon (a) any properties or assets, including capital stock, of our company or any of our Subsidiaries or (b) any shares of stock or indebtedness of any of our Subsidiaries (whether such property, assets, shares or indebtedness are now existing or owned or hereafter created or acquired), in each case, unless prior to or at the same time, the notes or, in respect of Liens on any property or assets of any Subsidiary Guarantor, its guarantee (together with, at our option, any other indebtedness or guarantees of our company or any of our Subsidiaries ranking equally in right of payment with the notes or such guarantee) are equally and ratably secured with or, at our option, prior to, such secured indebtedness.

The foregoing restriction does not apply to:

(1)	Liens on property, shares of stock or indebtedness of any person existing at the time such person becomes our Subsidiary, provided that such Lien was not incurred in anticipation of such person becoming a Subsidiary,

(2)

Liens on property, shares of stock or indebtedness existing at the time of acquisition by us or any of our Subsidiaries or a Subsidiary of any of our Subsidiaries of such property, shares of stock or indebtedness

(which may include property previously leased by us or any of our Subsidiaries and leasehold interests on such property, provided that the lease terminates prior to or upon the acquisition) or Liens on property, shares of stock or indebtedness to secure the payment of all or any part of the purchase price of such property, shares of stock or indebtedness, or Liens on property, shares of stock or indebtedness to secure any indebtedness for borrowed money incurred prior to, at the time of, or within 18 months after, the latest of the acquisition of such property, shares of stock or indebtedness or, in the case of property, the completion of construction, the completion of improvements or the commencement of substantial commercial operation of such property for the purpose of financing all or any part of the purchase price of the property, the construction or the making of the improvements,

(3)	Liens securing indebtedness of any of our Subsidiaries or of us owing to us or any of our Subsidiaries,

(4)	Liens existing on the date of the initial issuance of the notes (other than any additional notes),

(5)	Liens on property or assets of a person existing at the time such person is merged into or consolidated with us or any of our Subsidiaries, at the time such person becomes our Subsidiary, or at the time of a sale, lease or other disposition of all or substantially all of the properties or assets of a person to us or any of our Subsidiaries, provided that such Lien was not incurred in anticipation of the merger, consolidation, or sale, lease, other disposition or other such transaction,

(6)	Liens created in connection with a project financed with, and created to secure, a Nonrecourse Obligation,

(7)	Liens securing the notes (including any additional notes) or the guarantees of the Subsidiary Guarantors under the indenture, or

(8)	any extensions, renewals or replacements of any Lien referred to in clauses (1) through (7) without increase of the principal of the indebtedness secured by such Lien; provided, however, that any Liens permitted by any of clauses (1) through (7) shall not extend to or cover any property of our company or any of our Subsidiaries, as the case may be, other than the property specified in such clauses and improvements to such property.

Notwithstanding the restrictions set forth in the preceding paragraph, we and our Subsidiaries will be permitted to incur indebtedness secured by a Lien which would otherwise be subject to the foregoing restrictions without equally and ratably securing the notes or, in respect of Liens on property or assets of any Subsidiary Guarantors, their guarantees, if any, provided that, after giving effect to such indebtedness, the aggregate amount of all indebtedness secured by Liens (not including Liens permitted under clauses (1) through (8) above), together with all attributable debt outstanding pursuant to the second paragraph of the “—Limitation on Sale and Lease-Back Transactions” covenant described below, does not at the time exceed 10% of our Consolidated Net Assets.

Limitation on Sale and Lease-Back Transactions

We will not directly or indirectly, and will not permit any of our Subsidiaries directly or indirectly to, enter into any sale and lease-back transaction for the sale and leasing back of any property, whether now owned or hereafter acquired, unless:

(1)	such transaction was entered into prior to the date of the initial issuance of the notes,

(2)	such transaction was for the sale and leasing back to us of any property by one of our Subsidiaries,

(3)	such transaction involves a lease for not more than three years (or which may be terminated by us within a period of not more than three years),

(4)	we would be entitled to incur indebtedness secured by a Lien with respect to such sale and lease-back transaction without equally and ratably securing the notes pursuant to the second paragraph of the “—Limitation on Liens” covenant described above, or

(5)	we apply an amount equal to the net proceeds from the sale of such property to the purchase of other property or assets used or useful in our business or to the retirement of long-term indebtedness within 270 days before or after the effective date of any such sale and lease-back transaction; provided that, in lieu of applying such amount to the retirement of long-term indebtedness, we may deliver notes to the Trustee for cancellation, such notes to be credited at the cost thereof to us.

Notwithstanding the restrictions set forth in the preceding paragraph, we and our Subsidiaries may enter into any sale and lease-back transaction which would otherwise be subject to the foregoing restrictions, if after giving effect thereto the aggregate amount of all attributable debt with respect to such transactions, together with all indebtedness outstanding pursuant to the third paragraph of the “—Limitation on Liens” covenant described above, does not at the time exceed 10% of our Consolidated Net Assets.

Merger, Consolidation or Sale of Assets

We and any Subsidiary Guarantor, if any, may, without the consent of the holders of any outstanding notes (including any additional notes), consolidate with or sell, lease or convey all or substantially all of our or its properties or assets to, or merge with or into, any other person, provided that:

(1)	we or, in the case of any Subsidiary Guarantor, such Subsidiary Guarantor is the continuing person or, alternatively, the successor person formed by or resulting from such consolidation or merger, or the person which receives the transfer of such properties or assets, is organized under the laws of any state or other jurisdiction in the United States and expressly assumes our obligations or the obligations of such Subsidiary Guarantor, as the case may be, under the notes or such Subsidiary Guarantor’s guarantee (provided that such person need not assume the obligations of any such Subsidiary Guarantor if such person (A) is already a Subsidiary Guarantor or (B) would not, after giving effect to such transaction, be required to guarantee the notes under the requirements described in “—Guarantees” above),

(2)	immediately after giving effect to such transaction, no event of default and no event which, after notice or the lapse of time, or both, would become such an event of default has occurred and is continuing, and

(3)	an officers’ certificate and legal opinion are delivered to the trustee, each stating that the consolidation, merger, conveyance or transfer complies with clauses (1) and (2) above.

The successor person will succeed to, and be substituted for, us or the Subsidiary Guarantor and may exercise all of our or the Subsidiary Guarantor’s rights and powers under the indenture. We or such Subsidiary Guarantor will be relieved of all obligations and covenants under the notes, the guarantees, if any, and the indenture to the extent we or such Subsidiary Guarantor was the predecessor person, provided that in the case of a lease of all or substantially all of our properties or assets, we will not be released from the obligation to pay the principal of and premium, if any, and interest on the notes.

Notwithstanding any provision to the contrary, this covenant will not apply to any merger or consolidation of a Subsidiary Guarantor into us or any other Subsidiary Guarantor or to any Subsidiary Guarantor upon any termination of the guarantee of that Subsidiary Guarantor in accordance with the indenture.

Events of Default

Each of the following is an “event of default” under the indenture:

(1)	a default in any payment of interest on any note when due, which continues for 30 days,

(2)	a default in the payment of principal of or premium, if any, on any note when due at its stated maturity date, upon optional redemption or otherwise,

(3)	a failure by us or any Subsidiary Guarantor to comply with our or its other agreements contained in the indenture, which continues for 90 days after written notice thereof to us by the trustee or to us and the trustee by the holders of not less than 25% in principal amount of outstanding notes (including any additional notes),

(4)	(a) failure to make any payment at maturity, including any applicable grace period, on any indebtedness of our company or any Subsidiary (other than indebtedness of us or of a Subsidiary owing to us or any of our Subsidiaries) in an amount in excess of $35,000,000 and continuance of this failure to pay or (b) a default on any indebtedness of our company or any Subsidiary (other than indebtedness owing to us or any of our Subsidiaries), which default results in the acceleration of such indebtedness in an amount in excess of $35,000,000 without such indebtedness having been discharged or the acceleration having been cured, waived, rescinded or annulled, in the case of clause (a) or (b) above, for a period of 30 days after written notice thereof to us by the trustee or to us and the trustee by the holders of not less than 25% in principal amount of outstanding notes (including any additional notes); provided, however, that if any failure, default or acceleration referred to in clause (a) or (b) above ceases or is cured, waived, rescinded or annulled, then the event of default will be deemed cured,

(5)	the guarantees of any Subsidiary Guarantor guaranteeing the notes cease to be in full force and effect or such Subsidiary Guarantor denies or disaffirms in writing its obligations under the indenture or its guarantees, in each case, other than any such cessation, denial or disaffirmation in connection with a termination of its guarantees provided for in the indenture, and

(6)	various events in bankruptcy, insolvency or reorganization involving us or any Subsidiary Guarantor guaranteeing the notes.

The foregoing will constitute an event of default whatever the reason for any such event of default and whether it is voluntary or involuntary or is effected by operation of any law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body. Any payment in respect of the notes made in U.S. dollars as set forth above under “General” will not constitute an event of default under the notes or the indenture.

If an event of default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes (including any additional notes) by notice to us may declare the principal of, and premium, if any, and accrued and unpaid interest on, all notes to be due and payable. Upon this declaration, principal and premium, if any, and interest will be immediately due and payable. If an event of default relating to certain events of bankruptcy, insolvency or reorganization of us or any Subsidiary Guarantor occurs and is continuing, the principal of and premium, if any, and accrued interest on all notes (including any additional notes) will become immediately due and payable without any declaration or other act on the part of the trustee or any holders. Under some circumstances, the holders of a majority in aggregate principal amount of the outstanding notes (including any additional notes) may rescind any acceleration with respect to the notes and its consequences.

If an event of default occurs and is continuing, the trustee, in conformity with its duties under the indenture, will exercise all rights or powers under the indenture at the request or direction of any of the holders, provided that the holders provide the trustee with indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder of notes may pursue any remedy with respect to the indenture or the notes unless:

(1)	the holder previously notified the trustee that an event of default is continuing,

(2)	holders of at least 25% in aggregate principal amount of the outstanding notes (including any additional notes) requested the trustee to pursue the remedy,

(3)	the requesting holders offered the trustee security or indemnity satisfactory to it against any loss, liability or expense,

(4)	the trustee has not complied with the holder’s request within 60 days after the receipt of the request and the offer of security or indemnity, and

(5)	the holders of a majority in principal amount of the outstanding notes (including any additional notes) have not given the trustee a direction inconsistent with the request within the 60-day period.

Generally, the holders of a majority in principal amount of the outstanding notes (including any additional notes) will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The trustee may, however, refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability.

If a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 days after it is known to the trustee. Except in the case of a default in the payment of principal or premium, if any, or interest on any note, the trustee may withhold notice if the trustee determines in good faith that withholding notice is not opposed to the interests of the holders.

We will also be required to deliver to the trustee, within 120 days after the end of each fiscal year, an officers’ certificate indicating whether the signers of the certificate know of any default that occurred during the previous year. In addition, we will be required to notify the trustee within 30 days of any event which would constitute various defaults, their status and what action we are taking or propose to take in respect of these defaults.

Definitions

The indenture contains the following defined terms:

“attributable debt” means, with respect to any sale and lease-back transaction, at the time of determination, the lesser of (1) the sale price of the property so leased multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease included in such transaction and the denominator of which is the base term of such lease, and (2) the total obligation (discounted to present value at the implicit interest factor, determined in accordance with GAAP, included in the rental payments) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such transaction.

“Consolidated Net Assets” means, as of the time of determination, the aggregate amount of our assets and the assets of our consolidated Subsidiaries after deducting all current liabilities other than (1) short-term borrowings, (2) current maturities of long-term debt and (3) current maturities of obligations under capital leases, as reflected on our most recent consolidated balance sheet prepared in accordance with GAAP at the end of the most recently completed fiscal quarter or fiscal year, as applicable.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ability to exercise voting power, by contract or otherwise. A person shall be deemed to Control another person if such person (1) is an officer or director of the other person or (2) directly or indirectly owns or controls 10% or more of the other person’s capital stock. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Domestic Subsidiary” means a Subsidiary other than a Foreign Subsidiary.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Foreign Subsidiary” means (1) any Subsidiary that is not (a) formed under the laws of the United States of America or a state or territory thereof or (b) treated as a domestic entity or a partnership or a division of a domestic entity for U.S. tax purposes or (2) any Subsidiary that is (a) a domestic partnership or disregarded entity for U.S. tax purposes and (b) owned by a Subsidiary described in (1).

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“Government Obligations” means (1) direct obligations of the Federal Republic of Germany, where the payment or payments thereunder are supported by the full faith and credit of the Federal Republic of Germany or (2) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the Federal Republic of Germany, where the timely payment or payments thereunder are unconditionally guaranteed as a full faith and credit obligation by the Federal Republic of Germany, which, in either case under clauses (1) or (2) are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank or trust company as custodian with respect to any such Government Obligations or a specific payment of interest on or principal of or other amount with respect to any such Government Obligations held by such custodian for the account of the holder of a depositary receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the Government Obligations or the specific payment of interest on or principal of or other amount with respect to the Government Obligations evidenced by such depositary receipt.

“guarantee” means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any indebtedness of any other person and any obligation, direct or indirect, contingent or otherwise, of such person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness of such other person (whether arising by virtue of partnership arrangements, or by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee,” when used as a verb, has a correlative meaning.

“holder” means the person in whose name a note is registered on the security register books.

“incur” means issue, assume, guarantee or otherwise become liable for.

“indebtedness” means, with respect to any person, obligations (other than Nonrecourse Obligations) of such person for borrowed money (including, without limitation, indebtedness for borrowed money evidenced by notes, bonds, debentures or similar instruments).

“Nonrecourse Obligation” means indebtedness or other obligations substantially related to (1) the acquisition of assets not previously owned by us, any Subsidiary Guarantor or any of our other direct or indirect Subsidiaries or (2) the financing of a project involving the development or expansion of properties of our company, any Subsidiary Guarantor or any of our other direct or indirect Subsidiaries, as to which the obligee with respect to such indebtedness or obligation has no recourse to us, any Subsidiary Guarantor or any of our other direct or indirect Subsidiaries or any of our Subsidiary Guarantor’s or such Subsidiary’s assets other than the assets which were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).

“person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Subsidiary” means, with respect to any person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of that date, as well as any other corporation, limited liability company, partnership, association or other entity (1) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of that date, owned, controlled or held or (2) that is, as of that date, otherwise Controlled (within the meaning of the first sentence of the definition of “Control”) by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

Modification and Waivers

Modification and amendments of the indenture and the notes may be made by the Company, the Subsidiary Guarantors and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes affected thereby; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding note affected thereby:

•	change the stated maturity of the principal of, or installment of interest on, any note,

•	reduce the principal amount of, or the rate of interest on, any notes,

•	reduce any premium, if any, payable on the redemption of any note or change the date on which any note may or must be redeemed or repaid (for the avoidance of doubt, the definitions set forth above under “—Change of Control” may be amended or modified at any time prior to the occurrence of a Change of Control with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes affected thereby),

•	change the coin or currency in which the principal of, premium, if any, or interest on any note is payable,

•	release the guarantees of any Subsidiary Guarantor (except as otherwise provided in the indenture) or make any changes to such guarantees in a manner adverse to the holders,

•	impair the right of any holder to institute suit for the enforcement of any payment on or after the stated maturity of any note,

•	reduce the percentage in principal amount of the outstanding notes, the consent of whose holders is required in order to take certain actions,

•	reduce the requirements for quorum or voting by holders of notes in the indenture or the notes,

•	modify any of the provisions in the indenture regarding the waiver of past defaults and the waiver of certain covenants by the holders of notes except to increase any percentage vote required or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each note affected thereby, or

•	modify any of the above provisions.

The Company, the Subsidiary Guarantors and the trustee may, without the consent of any holders, modify or amend the terms of the indenture and the notes with respect to the following:

•	to cure any ambiguity, omission, defect or inconsistency,

•	to evidence the succession of another person to the Company or any Subsidiary Guarantor and the assumption by any such successor of the obligations of the Company or such Subsidiary Guarantor, as described above under “Covenants—Merger, Consolidation or Sale of Assets,”

•	to add any additional events of default,

•	to add to our covenants for the benefit of holders of the notes or to surrender any right or power conferred upon us,

•	to add one or more guarantees for the benefit of holders of the notes,

•	to evidence the release of any Subsidiary Guarantor from its guarantee of the notes pursuant to the terms of the indenture,

•	to add collateral security with respect to the notes,

•	to add or appoint a successor or separate trustee or other agent,

•	to provide for the issuance of any additional notes,

•	to comply with any requirement in connection with the qualification of the indenture under the Trust Indenture Act of 1939, as amended,

•	to comply with the rules of any applicable securities depository,

•	to provide for uncertificated notes in addition to or in place of certificated notes,

•	to conform the text of the indenture, the notes or any guarantees to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to set forth, verbatim or in substance, a provision of the indenture, the notes or the guarantees, and

•	to make any change if the change does not adversely affect the interests of any holder of notes.

The holders of at least a majority in aggregate principal amount of the notes may, on behalf of the holders of all notes, waive compliance by the Company with certain restrictive provisions of the indenture. The holders of no less than a majority in aggregate principal amount of the outstanding notes may, on behalf of the holders of all notes, waive any past default and its consequences under the indenture with respect to the notes, except a default (1) in the payment of principal or premium, if any, or interest on notes or (2) in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each note. Upon any such waiver, such default shall cease to exist, and any event of default arising therefrom shall be deemed to have been cured, for every purpose of the indenture; but no such waiver shall extend to any subsequent or other default or event of default or impair any rights consequent thereon.

Satisfaction and Discharge

We may discharge our obligations under the indenture while notes remain outstanding if the notes either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by depositing with the trustee, in trust, funds in euros, Government Obligations or both in an amount sufficient to pay the entire indebtedness including the principal, premium, if any, and interest to the date of such deposit (if the notes have become due and payable) or to the maturity thereof or the date of redemption of the notes, as the case may be and paying all other amounts payable under the indenture.

Defeasance and Covenant Defeasance

The indenture will provide that we may elect either (1) to defease and be discharged from any and all obligations with respect to the notes (except for, among other things, certain obligations to register the transfer or exchange of the notes, to replace temporary or mutilated, destroyed, lost or stolen notes, to maintain an office or agency with respect to the notes and to hold moneys for payment in trust) (“legal defeasance”) or (2) to be released from our obligations to comply with the restrictive covenants under the indenture, and any omission to comply with such obligations will not constitute a default or an event of default with respect to the notes and clauses (3), (4) and (5) under “—Events of Default” will no longer be applied (“covenant defeasance”). Legal defeasance or covenant defeasance, as the case may be, will be conditioned upon, among other things, the irrevocable deposit by us with the trustee, in trust, of an amount in euros, Government Obligations or both, applicable to the notes which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal, premium, if any, and interest on the notes on the scheduled due dates therefor.

If we effect legal defeasance or covenant defeasance with respect to the notes, the Subsidiary Guarantors shall automatically be released from their guarantee obligations under the indenture.

If we effect covenant defeasance with respect to the notes and the notes are declared due and payable because of the occurrence of any event of default other than under clauses (3), (4) and (5) of “—Events of Default,” the amount in euros, Government Obligations or both, on deposit with the trustee will be sufficient, in the opinion of a nationally recognized firm of independent accountants, to pay amounts due on the notes at the time of the stated maturity but may not be sufficient to pay amounts due on the notes at the time of the acceleration resulting from such event of default. However, we would remain liable to make payment of such amounts due at the time of acceleration.

To effect legal defeasance or covenant defeasance, we will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance will not cause the holders and beneficial owners of the notes to recognize income, gain or loss for federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option.

Governing Law

The indenture is, and the notes will be, governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Trustee

The Bank of New York Mellon Trust Company, N.A. is the trustee under the indenture and has also been appointed by the Company to act as registrar and transfer agent for the notes. The Bank of New York Mellon, London Branch, has been appointed by the Company to act as paying agent for the notes. From time to time, the trustee and its affiliates perform various other services for the Company and its affiliates. The indenture contains limitations on the rights of the trustee, if it becomes a creditor of our company or any Subsidiary Guarantor, to obtain payment of claims in some cases, or to realize on property received in respect of any of these claims as security or otherwise. The trustee is permitted to engage in other transactions. However, if the trustee acquires any conflicting interest, it must either eliminate its conflict within 90 days, apply to the SEC for permission to continue or resign.

Book-Entry, Delivery and Form

We will issue the notes in the form of one or more global notes (the “global notes”) in definitive, fully registered, book-entry form without coupons. The global notes will be deposited with a common depositary (and registered in the name of its nominee) for, and in respect of interests held through, Clearstream Banking, société anonyme, which we refer to as “Clearstream,” or Euroclear Bank S.A./N.V., which we refer to as “Euroclear.” Except as described herein, certificates will not be issued in exchange for beneficial interests in the global notes.

Except as set forth below, the global notes may be transferred, in whole and not in part, only to a common depository for Clearstream and Euroclear or its nominee. No link is expected to be established among The Depository Trust Company and Clearstream or Euroclear in connection with the issuance of the notes.

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in Clearstream or Euroclear. Those beneficial interests will be in denominations of €100,000 and integral multiples of €1,000 in excess thereof. Should certificates be issued to individual holders of the notes, a holder of notes who, as a result of trading or otherwise, holds a principal amount of notes that is less than the minimum denomination of notes would be required to purchase an additional principal amount of notes such that its holding of notes amounts to the minimum specified denomination. Investors may hold interests in the global notes through Clearstream or Euroclear either directly if they are participants in such systems or indirectly through organizations that are participants in such systems.

Except as set forth in the indenture, owners of beneficial interests in the global notes will not be entitled to have notes registered in their names, and will not receive or be entitled to receive physical delivery of notes in definitive form. Except as provided below, beneficial owners will not be considered the owners or holders of the notes under the indenture. Accordingly, each beneficial owner must rely on the procedures of the clearing systems and, if such person is not a participant of the clearing systems, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture. Under existing industry practices, if we request any action of holders or a beneficial owner desires to give or take any action which a holder is entitled to give or take under the indenture, the clearing systems would authorize their participants holding the relevant beneficial interests to give or take action and the participants would authorize beneficial owners owning through the participants to give or take such action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by the clearing systems to their participants, by the participants to indirect participants and by the participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Persons who are not Euroclear or Clearstream participants may beneficially own notes held by the common depositary for Euroclear and Clearstream only through direct or indirect participants in Euroclear and Clearstream.

We have obtained the information in this section concerning Clearstream and Euroclear and the book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

We understand that Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participants and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant either directly or indirectly.

We understand that Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., which we refer to as the “Euroclear Operator,” under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation, which we refer to as the “Cooperative.” All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and

Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

We understand that the Euroclear Operator is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

We have provided the descriptions of the operations and procedures of Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience, and we make no representation or warranty of any kind with respect to these operations and procedures. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters, the trustee or the paying agent takes any responsibility for these operations or procedures, and you are urged to contact Clearstream and Euroclear or their participants directly to discuss these matters.

We, the trustee, the paying agent and the securities registrar will not have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the notes.

So long as Euroclear or Clearstream or their nominee or their common depositary is the registered holder of the global notes, Euroclear, Clearstream or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global notes for all purposes under the indenture and the notes. Payments of principal, premium, if any, and interest in respect of the global notes will be made to Euroclear, Clearstream or such nominee, as the case may be, as registered holder thereof.

Distributions of principal, premium, if any, and interest with respect to the global notes will be credited in euro to the extent received by Euroclear or Clearstream to the cash accounts of Euroclear or Clearstream customers in accordance with the relevant system’s rules and procedures.

Because Euroclear and Clearstream can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having an interest in the global notes to pledge such interest to persons or entities which do not participate in the relevant clearing system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate in respect of such interest.

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between Clearstream and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream and Euroclear system on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream and Euroclear systems on the same business day as in the United States. U.S. investors who wish to transfer their interests in the notes, or to make or receive a payment or delivery of the notes, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream or Euroclear systems are used.

Because the purchaser determines the place of delivery, it is important to establish at the time of trading of any notes where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired date.

Secondary market sales of book-entry interests in the notes held through Clearstream or Euroclear to purchasers of book-entry interests in a global note through Clearstream or Euroclear will be conducted in accordance with the normal rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in same-day funds.

MATERIAL TAX CONSIDERATIONS

Material United States Federal Income Tax Considerations

The following is a general discussion of certain U.S. federal income tax considerations that may be relevant to U.S. Holders and Non-U.S. Holders (each as defined below) with respect to the purchase, ownership and disposition of the notes acquired in this offering, but does not purport to be a complete analysis of all the potential tax considerations. This discussion is based upon the Code, the Treasury regulations promulgated thereunder, and administrative rulings of the Internal Revenue Service (“IRS”) and judicial decisions, each as in effect as of the date hereof. These authorities are subject to differing interpretations and may change, possibly on a retroactive basis, and any such change could affect the accuracy of the statements and conclusions set forth herein.

This discussion applies only to beneficial owners that purchase notes in the initial offering at their original issue price (i.e., the first price at which a substantial amount of the notes is sold to purchasers (other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) for cash) and hold notes as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address tax considerations applicable to subsequent purchasers of the notes. This discussion does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or the U.S. federal income tax consequences applicable to holders that are subject to special rules under the U.S. federal income tax laws (including, for example, banks and other financial institutions, insurance companies, tax-exempt organizations, holders of notes that are pass-through entities or the investors in such pass-through entities, dealers in securities or foreign currency, regulated investment companies, real estate investment trusts, U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar, traders in securities that elect a mark-to-market method of accounting, holders liable for the alternative minimum tax, “controlled foreign corporations,” “passive foreign investment companies,” certain former citizens or former long-term residents of the United States, and persons holding notes as part of a hedge, straddle, constructive sale, conversion transaction or other integrated transaction or risk reduction transaction. This discussion does not address the tax consequences of the ownership and disposition of the notes arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, and does not address any U.S. federal tax laws other than those pertaining to the income tax, nor does it address any foreign, state or local tax consequences.

As used herein, a “U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes (a) an individual who is a citizen or resident of the United States, (b) a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state within the United States, or the District of Columbia, (c) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of source, or (d) a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) the trust validly elected to be treated as a U.S. person under applicable Treasury regulations. As used herein, a “Non-U.S. Holder” is a beneficial owner of notes, other than an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, that is not a U.S. Holder.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of a partner of such partnership will generally depend upon the status of the partner and the activities of the partnership. Holders of notes that are partnerships or partners in such partnerships should consult their own tax advisors regarding the tax consequences to them of the purchase, ownership and disposition of notes.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES. PROSPECTIVE INVESTORS

SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE PARTICULAR UNITED STATES FEDERAL INCOME TAX AND OTHER FEDERAL TAX CONSEQUENCES TO THEM OF PURCHASING, OWNING AND DISPOSING OF THE NOTES, AS WELL AS THE APPLICATION AND EFFECT OF ANY STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

The terms of the notes provide for payments by us in excess of stated interest or principal, or prior to their scheduled payment dates, under certain circumstances. The possibility of such payments may implicate special rules under Treasury regulations governing “contingent payment debt instruments.” According to those Treasury regulations, the possibility that certain payments in excess of stated interest or principal, or prior to their scheduled payment dates, will be made will not affect the amount of income a holder recognizes in advance of the payment of such excess or accelerated amounts, if there is only a remote chance as of the date the notes were issued that such payments will be made. We intend to take the position that the likelihood that such excess or accelerated amounts is remote within the meaning of the Treasury regulations. The remainder of this discussion assumes that this position will be respected. Our position that these contingencies are remote is binding on a holder unless such holder discloses its contrary position to the IRS in the manner required by applicable Treasury regulations. Our position is not, however, binding on the IRS, and if the IRS were to challenge this position successfully, a holder might be required to, among other things, accrue interest income based on a projected payment schedule and comparable yield, which may be in excess of stated interest and treat as ordinary income rather than capital gain any income realized on the taxable disposition of a note. In the event a contingency described above occurs, it would affect the amount, timing and character of the income or loss recognized by a holder. Prospective holders should consult their own tax advisors regarding the tax consequences if the notes were treated as contingent payment debt instruments. The remainder of this discussion assumes that the notes will not be considered contingent payment debt instruments.

U.S. Holders

Payments of Interest

Payments of stated interest on a note will generally be taxable to U.S. Holders as ordinary interest income at the time such interest payments are accrued or received, depending on such U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. It is anticipated, and this discussion assumes, that the issue price of the notes will be equal to the stated principal amount or if the issue price is less than the stated principal amount, the difference will be a de minimis amount (as set forth in the applicable Treasury regulations).

The amount of interest paid with respect to a note held by a U.S. Holder that uses the cash method of accounting for U.S. federal income tax purposes is the U.S. dollar value of the amount of interest paid translated at the spot exchange rate in effect on the date such payment is received by such U.S. Holder, regardless of whether the payment is in fact converted into U.S. dollars on such date. A U.S. Holder that uses the cash method of accounting for U.S. federal income tax purposes generally will not recognize any foreign currency exchange gain or loss upon receipt of an interest payment with respect to a note.

A U.S. Holder that uses the accrual method of accounting for U.S. federal income tax purposes is required to include in income the U.S. dollar value of interest on a note held by such U.S. holder that accrued during the relevant accrual period. The U.S. dollar value of such accrued interest income generally is determined by translating such interest income at the average rate of exchange for such accrual period (or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year). Alternatively, such U.S. Holder may elect to translate such interest income at the spot exchange rate on the last day of such accrual period (and in the case of a partial accrual period, the spot exchange rate on the last day of the taxable year) or if the last day of an accrual period is within five business days of the date of receipt of the payment in respect of the related accrued interest, a U.S. Holder that has made such election may translate such accrued interest using the spot exchange rate on the date of receipt of such payment. The above election will apply to all debt obligations held by such U.S. Holder and may not be changed without the consent of the IRS. A

U.S. Holder that uses the accrual method of accounting for U.S. federal income tax purposes generally will recognize foreign currency gain or loss with respect to such accrued interest income on the date the payment in respect of such interest income is received (including amounts received upon the disposition of a note attributable to accrued but unpaid interest) if there is any difference between the exchange rate used to determine such interest income and the exchange rate on the date such payment is received (or the note is disposed of). Such foreign currency exchange gain or loss generally will be treated as ordinary income or loss from sources within the United States. If such U.S. Holder receives a payment of interest in U.S. dollars (as discussed above under “Description of Notes—General”), then the U.S. dollar amount received may not be equal to the U.S. dollar amount required to be recognized as interest income under the rules discussed above. Any difference between such amounts will give rise to foreign currency exchange gain or loss and be taxed as described above.

A U.S. Holder generally will have a basis in euro as interest on a note equal to the U.S. dollar value of such euro on the date of receipt. On a conversion or other taxable disposition of such euro, such U.S. Holder generally will recognize gain or loss in an amount equal to the difference, if any, between (i) the amount of U.S. dollars, or the fair market value in U.S. dollars of any other property, received and (ii) such U.S. Holder’s tax basis in such euro. Any such gain or loss generally will be treated as ordinary income or loss from sources within the United States.

Sale or Other Taxable Disposition of the Notes

Upon the sale, exchange, redemption or other taxable disposition of a note, a U.S. Holder generally will recognize gain or loss equal to the difference, if any, between (i) the sum of all cash plus the fair market value of all other property received on such disposition (other than amounts properly attributable to accrued and unpaid interest, which, to the extent not previously included in income, will be treated as ordinary interest income), and (ii) such U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in the note will generally equal the amount such U.S. Holder paid for the note, determined in U.S. dollars.

A U.S. Holder that receives euro on the sale, exchange, redemption or other taxable disposition of a note generally will have an amount realized equal to the U.S. dollar value of such euro, translated at the spot rate of exchange on the date of such sale, exchange, redemption or other taxable disposition (or, if such note is treated as traded on an established securities market, on the settlement date in the case of a cash basis or electing accrual basis taxpayer). A U.S. Holder generally will realize foreign currency exchange gain or loss upon such sale, exchange, redemption or other taxable disposition (as ordinary income or loss from sources within the United States) if there is any difference between (i) the spot rate of exchange on the date such U.S. Holder acquired such note and (ii) the spot rate of exchange on the date such note is disposed of or the date the payment in respect of such sale, exchange, redemption or other taxable disposition is received, as applicable. Such foreign currency exchange gain or loss, together with any foreign currency exchange gain or loss realized on such disposition in respect of accrued interest, generally will be realized only to the extent of the total gain or loss realized by such U.S. Holder on such disposition. Any such total gain or loss not treated as foreign currency exchange gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder held the note for a period of more than one year. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, are generally subject to tax at preferential rates. The deductibility of capital losses is subject to limitations.

A U.S. Holder that determines its amount realized in connection with the sale, exchange, redemption or other taxable disposition of a note by reference to the spot rate of exchange on the date of such sale, exchange, redemption or other taxable disposition (rather than on the settlement date) may recognize additional foreign currency exchange gain or loss upon receipt of euro from such sale, exchange, redemption or other taxable disposition.

Upon a sale, exchange, redemption or other disposition of a note, a U.S. Holder that is a cash basis taxpayer (or, upon election, an accrual basis taxpayer) will have a basis in the euro received equal to the U.S. dollar value of such euro, based on the spot rate of exchange on the settlement date of such sale, exchange, redemption or other disposition. In all other cases, the U.S. Holder’s basis in the euro received will equal the U.S. dollar value of such euro, based on the spot rate of exchange on the date of receipt. Any gain or loss on a conversion or other disposition of such euro by such U.S. Holder generally will be treated as ordinary income or loss from sources within the United States.

Backup Withholding and Information Reporting

Information reporting generally will apply to payments of principal and interest on the notes and payments of the proceeds from a sale or other disposition of the notes. U.S. federal backup withholding (currently at a rate of 28%) generally will apply to such payments if the U.S. Holder fails to provide a properly completed and executed IRS Form W-9 to the applicable withholding agent providing such U.S. Holder’s correct taxpayer identification number and complying with certain certification requirements, or otherwise establish an exemption from backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the U.S. Holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner. U.S. Holders should consult their own tax advisors regarding their qualification for an exemption from backup withholding, and the procedures for establishing such exemption, if applicable.

Reportable Transactions

A U.S. Holder that participates in any “reportable transaction” (as defined in applicable Treasury regulations) must attach to its U.S. federal income tax return a disclosure statement on IRS Form 8886. U.S. Holders should consult their own tax advisors as to the possible obligation to file IRS Form 8886 reporting foreign currency exchange loss arising from the notes or any amounts received with respect to the notes.

Non-U.S. Holders

Payments of Interest

Subject to the discussion below regarding effectively connected income and backup withholding, payments of interest on the notes to a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax under the “portfolio interest exemption”, provided that:

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock;

•	the Non-U.S. Holder is not a “controlled foreign corporation” with respect to which we are a “related person” within the meaning of the Code; and

•	the Non-U.S. Holder is not a bank receiving the interest pursuant to a loan agreement entered into in the ordinary course of its trade or business.

In addition, for this portfolio interest exemption from U.S. federal withholding tax to apply, a Non-U.S. Holder must provide the applicable withholding agent with a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or other appropriate documentation, as provided for in Treasury regulations, certifying that it is not a U.S. person. If the Non-U.S. Holder holds the notes through a financial institution or other agent acting on its behalf, such holder will be required to provide appropriate documentation to the agent. Such holder’s agent will then be required to provide such documentation to the applicable withholding agent.

Payments of interest made to a Non-U.S. Holder that do not satisfy the conditions described above and that are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States will generally be subject to U.S. withholding tax at a rate of 30%, unless such Non-U.S. Holder is entitled to the benefits of an income tax treaty under which interest on the notes is exempt from or subject to a reduced rate of U.S. federal withholding tax, and a properly completed and executed IRS Form W-8BEN or IRS Form W-BEN-E, as applicable, claiming the exemption from or reduction in withholding is furnished to the applicable withholding agent and any other applicable procedures are complied with. Non-U.S. Holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the requirements for claiming any such benefits.

Sale or Other Taxable Disposition of the Notes

Subject to the discussion below regarding backup withholding, generally, any gain realized on the sale, exchange, redemption or other taxable disposition of a note (other than amounts properly attributable to accrued and unpaid interest, to the extent not previously included in income, which generally will be treated as described under “—Non-U.S. Holders—Payments of Interest” or “—Non-U.S. Holders—Effectively Connected Income”) will be exempt from U.S. federal income and withholding tax, unless:

•	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States; or

•	such Non-U.S. Holder is an individual who is present in the United States for a period of 183 days or more during the taxable year of the disposition and certain other conditions are met.

See the discussion below under “—Non-U.S. Holders—Effectively Connected Income” if the gain derived from the disposition is described in the first bullet point above. If the Non-U.S. Holder is an individual described in the second bullet point above, the Non-U.S. Holder will be subject to U.S. federal income tax on the gain derived from the disposition at a 30% rate (or such lower rate as may be prescribed under an applicable income tax treaty), which gain may be offset by certain U.S.-source capital losses, if any, of the Non-U.S. Holder.

Effectively Connected Income

If interest or gain recognized on a note is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States, then such interest or gain will be exempt from the U.S. federal withholding tax discussed above if the Non-U.S. Holder provides the applicable withholding agent with a properly completed and executed IRS Form W-8ECI, but such interest or gain generally will be subject to U.S. federal income tax on a net basis at regular graduated U.S. federal income tax rates. In addition to regular U.S. federal income tax, a Non-U.S. Holder that is a corporation may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits, as adjusted for certain items, unless such Non-U.S. Holder qualifies for a lower rate under an applicable income tax treaty.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS and to each Non-U.S. Holder the amount of interest paid to such Non-U.S. Holder and the amount of tax, if any, withheld with respect to such payments. This information may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides or is established pursuant to the provisions of a specific treaty or agreement with those tax authorities.

Payments of interest and proceeds of a sale or other disposition of the notes to a Non-U.S. Holder may be subject to U.S. federal backup withholding unless such Non-U.S. Holder provides the certification described above under either “—Non-U.S. Holders—Payments of Interest” or “—Non-U.S. Holders—Effectively Connected Income” or otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax and may be refunded or allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability (if any), provided that the required information is furnished to the IRS in a timely manner.

FATCA

Under legislation enacted in 2010, referred to as FATCA, withholding tax at a rate of 30% generally applies to U.S.-source interest and, beginning after December 31, 2016, to gross proceeds from a disposition (including a sale or redemption), in each case, if paid to (i) “foreign financial institutions” (as defined for this purpose) unless such institutions are located in a jurisdiction that has entered into an intergovernmental agreement with the United States, or unless the institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities information regarding U.S. account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or meets other exemptions or (ii) a foreign entity that is not a financial institution, unless such entity provides the withholding agent with a certification identifying the substantial U.S. owners of the entity (as defined for this purpose) or meets other exemptions. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution may under certain circumstances be eligible for a refund or credit of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Prospective investors should consult their tax advisers regarding the effects of FATCA on their investment in the notes.

EU Directive on the Taxation of Savings Income

Under the European Council Directive 2003/48/EC on the taxation of savings income (the “Savings Directive”), each EU Member State is required to provide to the tax authorities of other EU Member States details of payments of interest or other similar income paid or secured by a person established within its jurisdiction to, or for the benefit of, an individual resident in another EU Member State or certain limited types of entities established in another EU Member State.

However, for a transitional period, Austria will instead apply a withholding system unless during such period it elects otherwise. No withholding will be required where the holder of the notes authorizes the person making the payment to report the payment or presents a certificate from the relevant tax authority establishing exemption therefrom. The transitional period will end after agreement on exchange of information is reached between the EU and certain non-EU states.

Luxembourg, which before January 1, 2015 also operated a withholding tax under the transitional rules, has now replaced such withholding tax with the information reporting regime described above.

A number of non-EU countries and territories including Switzerland have adopted similar measures (a withholding system in the case of Switzerland).

On March 24, 2014, the Council of the European Union formally adopted a Council Directive amending and broadening the scope of the Savings Directive described above (the “Amending Directive”). The Amending Directive requires EU Member States to adopt national legislation implementing the Amending Directive by January 1, 2016 (which must take effect from January 1, 2017). The Amending Directive will expand the range of payments covered by the Savings Directive (in particular to include additional types of income payable on securities) and the circumstances in which payments must be reported (or, in the case of the Austrian regime, paid subject to withholding). For example, payments made to a person, entity or legal arrangement which (a) is not subject to effective taxation and (b) is established or effectively managed outside of the EU (and outside any third country or territory that has adopted similar measures to the Savings Directive) may fall within the scope of the Savings Directive, as amended, if an individual resident in an EU Member State is regarded as the beneficial owner of the payment for the purposes of the Directive.

However, the European Commission has proposed the repeal of the Directive from January 1, 2017 in the case of Austria and from January 1, 2016 in the case of all other EU Member States (subject to ongoing requirements to fulfill, administrative obligations such as the reporting and exchange of information relating to, and accounting for withholding taxes on, payments made before those dates). This is to prevent overlap between the Savings Directive and a new automatic exchange of information regime to be implemented under Council Directive 2011/16/EU on Administrative Cooperation in the field of Taxation (as amended by Council Directive 2014/107/EU). The proposal also provides that, if it proceeds, EU Member States will not be required to apply the new requirements of the Amending Directive.

If a payment were to be made or collected through an EU Member State which has opted for a withholding system and an amount of, or in respect of, tax were to be withheld from that payment, neither the issuer nor any paying agent nor any other person would be obliged to pay Additional Amounts to the holders of the notes or to otherwise compensate the holders of the notes in respect of the reduction in the amounts that they will receive as a result of the imposition of such withholding tax. However, for so long as the notes are outstanding, the issuer is required (under the terms of the notes), to the extent permitted by law, to maintain a paying agent in a jurisdiction that will not require withholding or deduction of tax pursuant to any law implementing the Savings Directive.

If you are in any doubt as to your position you should consult your professional advisers.

The Proposed Financial Transactions Tax (“FTT”)

On February 14, 2013, the European Commission published a proposal (the “Commission’s Proposal”) for a Directive for a common FTT in Belgium, Germany, Estonia, Greece, Spain, France, Italy, Austria, Portugal, Slovenia and Slovakia (the “participating Member States”).

The Commission’s Proposal has very broad scope and could, if introduced in its current form, apply to certain dealings in the notes (including secondary market transactions) in certain circumstances.

Under the Commission’s Proposal the FTT could apply in certain circumstances to persons both within and outside of the participating Member States. Generally, it would apply to certain dealings in the notes where at least one party is a financial institution, and at least one party is established in a participating Member State. A financial institution may be, or be deemed to be, “established” in a participating Member State in a broad range of circumstances, including (a) by transacting with a person established in a participating Member State or (b) where the financial instrument which is subject to the dealings is issued in a participating Member State.

Joint statements issued in May 2014 and January 2015 by ten of the eleven participating Member States indicate an intention to implement the FTT by January 1, 2016.

However, the FTT proposal remains subject to negotiation between the participating Member States and the scope of any such tax is uncertain. Additional EU Member States may decide to participate.

Prospective holders of the notes are advised to seek their own professional advice in relation to the FTT.

UNDERWRITING

BNP Paribas, Goldman, Sachs & Co. and J.P. Morgan Securities plc are acting as representatives of the several underwriters named below. Subject to the terms and conditions set forth in the underwriting agreement among us, the Subsidiary Guarantors and the underwriters, the underwriters named below have agreed to purchase from us, severally and not jointly, the principal amounts of notes set forth opposite the underwriter’s name:

Underwriter	Principal Amount of Notes
BNP Paribas	€130,000,000
Goldman, Sachs & Co.	97,500,000
J.P. Morgan Securities plc	130,000,000
Merrill Lynch International	65,000,000
Mizuho International plc	65,000,000
RBC Europe Limited	65,000,000
HSBC Bank plc	23,725,000
Mitsubishi UFJ Securities International plc	23,725,000
SMBC Nikko Capital Markets Limited	23,725,000
Barclays Bank plc	13,162,500
U.S. Bancorp Investments, Inc.	13,162,500

Total	€650,000,000

The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent. The underwriting agreement provides that the underwriters will purchase all of the notes if any of them are purchased. The underwriters may offer and sell notes through their affiliates.

We have been advised by the underwriters that the underwriters propose to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of 0.200% of the principal amount of the notes. The underwriters may allow, and such dealers may reallow, a concession not in excess of 0.200% of the principal amount of the notes to certain other dealers. After commencement of the offering, the offering price and other selling terms may be changed by the underwriters.

The notes will constitute a new series of securities with no established trading market. We intend to file an application to list the notes on the NYSE, but the NYSE may not accept the notes for listing. Even if the notes are approved for listing by the NYSE, an active trading market on the NYSE for the notes may not develop. We will have no obligation to maintain such listing, and we may delist the notes at any time. The underwriters have advised us that they currently intend to make a market in the notes prior to commencement of any trading on the NYSE. However, the underwriters are not obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $2.1 million.

We have agreed to indemnify the several underwriters and certain controlling persons against, or contribute to payments that the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act.

The underwriters have advised us that, pursuant to Regulation M under the Exchange Act, certain persons participating in the offering may engage in transactions, including overallotment, stabilizing bids or syndicate covering transactions, which may have the effect of stabilizing or maintaining the market price of the notes at a level above that which might otherwise prevail in the open market. Overallotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. A stabilizing bid is a bid for the purchase of notes on behalf of the underwriters for the purpose of fixing or maintaining the price of the notes. A syndicate covering transaction is the bid for or the purchase of notes on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time without notice.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters or their respective affiliates from time to time have provided in the past and may provide in the future investment banking, commercial lending and financial advisory services to us and our affiliates in the ordinary course of business. Affiliates of certain of the underwriters are lenders and agents under our Revolving Credit Facility.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Issuer. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Settlement

The Issuer expects to deliver the notes against payment for the notes on or about June 3, 2015, which will be the fourth business day following the date of the pricing of the notes. Since trades in the secondary market generally settle in three business days, purchasers who wish to trade notes on the date of pricing will be required, by virtue of the fact that the notes initially will settle T+4, to specify alternative settlement arrangements to prevent a failed settlement.

Selling Restrictions

Any underwriter that is not a broker-dealer registered with the SEC will only make sales of the notes in the United States through one or more SEC registered broker-dealers in compliance with applicable securities laws and the rules of the Financial Industry Regulatory Authority, Inc.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of the notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

(A)	to any legal entity which is a “qualified investor” as defined in the Prospectus Directive;

(B)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the relevant underwriter or underwriters nominated by the Issuer for any such offer; or

(C)	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or of a supplement to a prospectus pursuant to Article 16 of the Prospectus Directive.

For purpose of this provision, the expression “an offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer of the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State.

Notice to Prospective Investors in the United Kingdom

In addition, each underwriter has represented and agreed that:

(a)(i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell the notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the notes would otherwise constitute a contravention of Section 19 of the FSMA by the Issuer;

(b) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer or the Subsidiary Guarantors; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Hong Kong

Each underwriter represents, warrants and agrees that (i) it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and (ii) it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Act. The underwriters have agreed that they have not, directly or indirectly, offered or sold, and will not, directly or indirectly, offer or sell any notes in Japan, or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

Each underwriter acknowledges that this prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter represents, warrants and agrees that it has not offered or sold any notes or caused such notes to be made the subject of an invitation for subscription or purchase and will not offer or sell such notes or cause such notes to be made the subject of an invitation for subscription of purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such notes, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

LEGAL MATTERS

Wachtell, Lipton, Rosen & Katz, New York, New York, will pass upon the validity of the notes and the guarantees for us and certain of the Subsidiary Guarantors as to matters of U.S. federal and New York State law. Holland & Hart LLP, Jones Day, Perkins Coie LLP and Morris, Nichols, Arsht & Tunnell LLP will pass upon certain matters of state law for us in connection with the notes and the guarantees. The underwriters have been represented by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

The consolidated financial statements of Expedia, Inc. included in Expedia, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2014, and the effectiveness of Expedia, Inc.’s internal control over financial reporting as of December 31, 2014, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

Debt Securities

And Certain Subsidiaries

Guarantees of Debt Securities

This prospectus relates to the sale of one or more series of debt securities of Expedia, Inc. (“Expedia,” “we,” “us” or the “Company”) from time to time, on terms and at prices determined at the time the debt securities are offered for sale. Certain of our subsidiaries may fully and unconditionally guarantee any debt securities that we may issue. The terms and prices will be described in more detail in one or more supplements to this prospectus. Before investing, you should carefully read this prospectus and any related prospectus supplement or free writing prospectus. Prospectus supplements or free writing prospectuses may also add, update, or change information contained in this prospectus.

We may offer and sell these securities to or through agents, underwriters, dealers, or directly to purchasers. The names of any agents, underwriters, or dealers and the terms of the arrangements with such entities will be stated in the applicable prospectus supplement.

Investing in our securities involves risks. See “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, in our subsequent periodic filings with the Securities and Exchange Commission incorporated by reference in this prospectus and in the applicable prospectus supplement or any related free writing prospectuses that we have authorized for use in connection with a specific offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated August 8, 2014.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Using this process, we may offer and sell debt securities in one or more offerings from time to time. Certain of our subsidiaries may fully and unconditionally guarantee any debt securities that we may issue.

We have not authorized anyone to give any information or to make any representations concerning the debt securities we may offer except those which are in this prospectus, any prospectus supplement that is delivered with this prospectus, any related free writing prospectus that we authorize, or any documents incorporated by reference into this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information or representations that others may give or make to you. This prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than the debt securities that are referred to in the prospectus supplement. This prospectus is not an offer to sell or a solicitation of an offer to buy debt securities in any circumstances in which the offer or solicitation is unlawful. You should not interpret the delivery of this prospectus, or any offer or sale of debt securities, as an indication that there has been no change in our affairs since the date of this prospectus.

This prospectus provides you with a general description of the debt securities we may offer. Each time we sell debt securities, we will provide a prospectus supplement or free writing prospectus that will contain specific information about the terms of that offering and the securities being offered at that time. The prospectus supplement or free writing prospectus also may add, update or change information contained in this prospectus, and any statement in this prospectus will be modified or superseded by any inconsistent statement in a prospectus supplement or free writing prospectus. You should read both this prospectus and any prospectus supplement or free writing prospectus together with the additional information described under the headings “Where You Can Find More Information” and “Information Incorporated by Reference.”

You should not assume that the information in this prospectus or any applicable prospectus supplement or any related free writing prospectus is accurate as of any date other than the date on the cover of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

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FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated by reference, including the sections entitled “Prospectus Summary” and “Risk Factors,” contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the views of our management regarding current expectations and projections about future events and are based on currently available information. Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, but not limited to, those discussed in our Annual Report on Form 10-K for the year ended December 31, 2013, Part I, Item 1A, “Risk Factors,” as well as those discussed elsewhere in this prospectus or any prospectus supplement. Other unknown or unpredictable factors also could have a material adverse effect on our business, financial condition and results of operations. Accordingly, readers should not place undue reliance on these forward-looking statements. The use of words such as “anticipates,” “estimates,” “expects,” “intends,” “plans” and “believes,” among others, generally identify forward-looking statements; however, these words are not the exclusive means of identifying such statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. We are not under any obligation and do not intend to publicly update or review any of these forward-looking statements, whether as a result of new information, future events or otherwise, even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized. Please carefully review and consider the various disclosures made in this prospectus or any prospectus supplement and in our reports filed with the SEC that attempt to advise interested parties of the risks and factors that may affect our business, prospects and results of operations.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in our debt securities. You should read the following summary together with the more detailed information regarding our company, the securities being registered hereby and our financial statements and notes thereto incorporated by reference in this prospectus.

Expedia, Inc.

Overview

Expedia, Inc. is an online travel company, empowering business and leisure travelers with the tools and information they need to efficiently research, plan, book and experience travel. We seek to grow our business through a dynamic portfolio of travel brands, including our majority-owned subsidiaries that feature the world’s broadest supply portfolio — including nearly 325,000 properties in more than 200 countries, 400 airlines, packages, rental cars, cruises, as well as destination services and activities. We also offer travel and non-travel advertisers access to a potential source of incremental traffic and transactions through our various media and advertising offerings. Travel suppliers distribute and market products via our traditional desktop offerings, as well as through new distribution channels including mobile and social media, our private label business and our call centers in order to reach our extensive, global audience, including the approximately 65 million unique visitors that visit our sites on a monthly basis.

Our portfolio of brands, which is described below, includes:

•	Expedia.com®, the world’s largest full service online travel agency, with localized sites in 31 countries;

•	Hotels.com®, the hotel specialist with sites in more than 60 countries;

•	Hotwire.com®, a leading discount travel site that offers opaque deals in 12 countries throughout North America, Europe and Asia;

•	Expedia® Affiliate Network, which powers bookings for some of the world’s leading travel and non-travel brands, and thousands of active affiliates worldwide;

•	Classic Vacations®, a luxury travel specialist;

•	Expedia Local Expert®, a destination services and concierge services provider;

•	Expedia® CruiseShipCenters®, one of North America’s leading retail cruise vacation experts;

•	Egencia®, the world’s fifth largest corporate travel management company;

•	eLong™, Inc., China’s second largest online travel company;

•	Venere.com™, a European online hotel specialist;

•	trivago GmbH (“trivago”), a leading hotel metasearch company with sites in 47 countries; and

•	CarRentals.com™, the premier car rental booking company on the web.

For information regarding the results of Expedia’s historical operations, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Expedia’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 which is incorporated by reference into this prospectus.

Expedia, Inc. is a Delaware corporation. The mailing address of Expedia’s principal executive offices is 333 108th Avenue N.E., Bellevue, WA 98004, and Expedia’s telephone number at that location is (425) 679-7200.

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INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede information included or previously incorporated by reference in this prospectus from the date we file the document containing such information. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Except to the extent furnished and not filed with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K or as otherwise permitted by the SEC rules, we incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 from the date of this prospectus until the completion of the offering in the relevant prospectus supplement to which this prospectus relates or this offering is terminated.

The documents we incorporate by reference into this prospectus are:

1. Annual Report on Form 10-K for the year ended December 31, 2013 (including information specifically incorporated by reference into the Annual Report on Form 10-K from Expedia’s definitive proxy statement filed on April 28, 2014);

2. Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2014 and June 30, 2014; and

3. Current Reports on Form 8-K filed on February 6, 2014 (with respect to Item 8.01 only), March 7, 2014, May 1, 2014 (with respect to Item 8.01 only), June 20, 2014 and July 31, 2014 (with respect to Item 8.01 only).

This prospectus is part of a registration statement on Form S-3 filed with the SEC under the Securities Act of 1933, as amended, or the Securities Act. This prospectus does not contain all of the information set forth in the registration statement. You should read the registration statement for further information about Expedia and our securities.

Documents incorporated by reference are available from us, without charge, excluding all exhibits unless specifically incorporated by reference in the documents. You may obtain documents incorporated by reference in this prospectus by writing to us at the following address or by calling us at the telephone number listed below:

Investor Relations

Expedia, Inc. HQ 333 108th Avenue NE

Bellevue, WA 98004

(425) 679-3759

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front page of those documents.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room in Washington, D.C., located at 100 F Street, N.E. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public over the internet from the SEC’s website at www.sec.gov, or our website at www.expediainc.com. The contents of our website are not incorporated by reference in or otherwise a part of this prospectus.

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RISK FACTORS

Investing in our debt securities involves risks. You should carefully consider the risks described under “Risk Factors” beginning on page 10 of our annual report on Form 10-K for the period ended December 31, 2013, which is incorporated by reference herein, as well as the other information contained or incorporated by reference in this prospectus or any prospectus supplement hereto before making a decision to invest in our debt securities.

Our business, financial condition, results of operations, and cash flows could be materially adversely affected by any of these risks. The market or trading price of our debt securities could decline due to any of these risks. Additional risks not presently known to us or that we currently deem immaterial also may impair our business and operations or cause the price of our debt securities to decline. To the extent a particular offering implicates additional risks, we will include a discussion of those risks in the applicable prospectus supplement.

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SUBSIDIARY GUARANTORS

Certain of our subsidiaries (which we refer to as the “subsidiary guarantors” in this prospectus) may fully and unconditionally guarantee our payment obligations under the debt securities offered by this prospectus. If a series of debt securities is so guaranteed, the subsidiary guarantors will execute the applicable indenture, a supplemental indenture or a notation of guarantee as further evidence of their guarantee. The applicable prospectus supplement will describe the terms of any guarantee. The obligations of each subsidiary guarantor under its guarantee may be limited to the maximum amount that will not result in such guarantee obligations constituting a fraudulent conveyance or fraudulent transfer under federal or state law, after giving effect to all other contingent and fixed liabilities of that subsidiary guarantor and any collections from or payments made by or on behalf of any other guarantor in respect of its obligations under its guarantee.

Financial information concerning our subsidiary guarantors and any non-guarantor subsidiaries will be included in our consolidated financial statements filed as part of our periodic reports filed pursuant to the Exchange Act to the extent required by the rules and regulations of the SEC.

The subsidiary guarantors of our debt securities may include the following direct and indirect subsidiaries of Expedia:

• Classic Vacations, LLC	• Hotwire, Inc.

• EAN.com, LP	• HRN 99 Holdings, LLC

• Egencia LLC	• Interactive Affiliate Network, LLC

• Expedia, Inc.	• Travelscape, LLC

• Hotels.com GP, LLC	• WWTE, Inc.

• Hotels.com, L.P.

Additional information concerning our subsidiaries and us is included in our periodic reports and other documents incorporated by reference in this prospectus. Please read “Where You Can Find More Information.”

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USE OF PROCEEDS

Except as may be described otherwise in a prospectus supplement, we expect to use the net proceeds from the sale of the debt securities under this prospectus for general corporate purposes. These purposes may include the repayment of indebtedness, financing of future acquisitions, capital expenditures, dividends, stock repurchases, working capital, and any other corporate purpose.

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CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

We have presented in the table below our historical consolidated ratio of earnings to fixed charges for the periods shown. Earnings included in the calculation of this ratio consist of income from continuing operations before income taxes plus fixed charges. Fixed charges included in the calculation of this ratio consist of interest expense, including amortization of debt discounts and issuance costs, and the imputed interest component of rental expense. For further information, please see Exhibit 12.1 (Statement Regarding Computation of Ratio of Earnings to Fixed Charges) to the registration statement of which this prospectus forms a part.

	Six Months Ended June 30, 2014	Fiscal Year
		2013	2012	2011	2010	2009
Consolidated ratio of earnings to fixed charges	2.55x	3.77x	4.33x	3.82x	4.76x	4.21x

The ratio of earnings to fixed charges is a measure of our ability to meet the interest requirements of our outstanding debt securities and leases with current period earnings.

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DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information that may be included in any applicable prospectus supplement and in any related free writing prospectuses, summarizes the material terms and provisions of the debt securities that the Company may offer under this prospectus. While the terms summarized below will apply generally to any debt securities that the Company may offer, the particular terms of any debt securities will be described in more detail in the applicable prospectus supplement. The terms of any debt securities offered under a prospectus supplement may differ from the terms described below.

The Company may issue debentures, notes, bonds or other evidences of indebtedness, which we refer to as debt securities, from time to time in one or more distinct series. The debt securities may be senior debt securities or subordinated debt securities. If the Company issues debt securities pursuant to an indenture, the trustee under such indenture will be specified in the applicable prospectus supplement. The specific terms of debt securities being offered will be described in the applicable prospectus supplement. The statements and descriptions in this prospectus or in any prospectus supplement or any document incorporated by reference in this prospectus or applicable prospectus supplement regarding provisions of debt securities and any indentures are summaries of those provisions, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the debt securities and the indentures (including any amendments or supplements the Company may enter into from time to time which are permitted under the debt securities or any indenture) to be entered into between the Company and the trustee named in the applicable prospectus supplement, which will be filed by amendment as an exhibit to the registration statement of which this prospectus is a part or as an exhibit to a periodic report filed under the Exchange Act, including the definitions of specified terms used in the indenture, and the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). You should read the summary below, the applicable prospectus supplement and the indenture and any related documents before making your investment decision.

The applicable prospectus supplement will set forth the terms of the debt securities or any series thereof, including, if applicable:

•	the title of the debt securities and whether the debt securities will be senior debt securities or subordinated debt securities;

•	any limit upon the aggregate principal amount of the debt securities;

•	the date or dates on which the principal amount of the debt securities will mature;

•	if the debt securities bear interest, the rate or rates at which the debt securities bear interest, or the method for determining the interest rate, and the date or dates from which interest will accrue;

•	if the debt securities bear interest, the dates on which interest will be payable, or the method for determining such dates, and the regular record dates for interest payments;

•	the place or places where the payment of principal, any premium and interest will be made, where the debt securities may be surrendered for transfer or exchange and where notices or demands to or upon the Company may be served;

•	any optional redemption provisions, which would allow the Company to redeem the debt securities in whole or in part;

•	any sinking fund or other provisions that would obligate the Company to redeem, repay or purchase the debt securities;

•	if the currency in which the debt securities will be issuable is United States dollars, the denominations in which any registered securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof;

•	if other than the entire principal amount, the portion of the principal amount of debt securities which will be payable upon a declaration of acceleration of the maturity of the debt securities;

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•	the events of default and covenants relevant to the debt securities, including the inapplicability of any event of default or covenant set forth in the indenture relating to the debt securities, or the applicability of any other events of defaults or covenants in addition to the events of default or covenants set forth in the indenture relating to the debt securities;

•	the name and location of the corporate trust office of the applicable trustee under the indenture for such debt securities;

•	if other than United States dollars, the currency in which the debt securities will be paid or denominated;

•	if the debt securities are to be payable, at the election of the Company or the election of a holder of the debt securities, in a currency other than that in which the debt securities are denominated or stated to be payable, the terms and conditions upon which that election may be made, and the time and manner of determining the exchange rate between the currency in which the debt securities are denominated or stated to be payable and the currency in which the debt securities are to be so payable;

•	the designation of the original currency determination agent, if any;

•	if the debt securities are issuable as indexed securities, the manner in which the amount of payments of principal, any premium and interest will be determined;

•	if the debt securities do not bear interest, the dates on which we will furnish to the applicable trustee the names and addresses of the holders of the debt securities;

•	any provisions for the satisfaction and discharge or defeasance or covenant defeasance of the indenture under which the debt securities are issued;

•	the date as of which any global security will be dated if other than the date of original issuance of the first debt security of a particular series to be issued;

•	whether and under what circumstances the Company will pay additional amounts to non-United States holders in respect of any tax assessment or government charge;

•	whether the debt securities will be issued in whole or in part in the form of a global security or securities and, in that case, any depositary and global exchange agent for the global security or securities, whether the global form shall be permanent or temporary;

•	if debt securities are to be issuable initially in the form of a temporary global security, the circumstances under which the temporary global security can be exchanged for definitive debt securities and whether the definitive debt securities will be registered securities and provisions relating to the payment of interest in respect of any portion of a global security payable in respect of an interest payment date prior to the exchange date;

•	the extent and manner to which payment on or in respect of debt securities will be subordinated to the prior payment of our other liabilities and obligations;

•	whether payment of any amount due under the debt securities will be guaranteed by one or more guarantors, including one or more of our subsidiaries;

•	whether the debt securities will be secured or unsecured;

•	the forms of the debt securities;

•	a discussion of any material United States federal income tax consequences of owning and disposing of the debt securities; and

•	any other terms of the debt securities, which terms shall not be inconsistent with the requirements of the Trust Indenture Act.

This prospectus is part of a registration statement that provides that the Company may issue debt securities from time to time in one or more series under one or more indentures, in each case with the same or various

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maturities, at par or at a discount. Unless otherwise indicated in the applicable prospectus supplement, the aggregate principal amount of debt securities that may be issued under the applicable indenture is unlimited. Unless otherwise indicated in the applicable prospectus supplement, the Company may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance.

We intend to disclose any restrictive covenants for any issuance or series of debt securities in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

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PLAN OF DISTRIBUTION

We may sell debt securities to or through underwriters and also directly to other purchasers or through agents.

The distribution of the debt securities offered under this prospectus may occur from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

In connection with the sale of debt securities, underwriters may receive compensation from us or from purchasers of debt securities for whom they may act as agents in the form of discounts, concessions, or commissions.

Underwriters may sell debt securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions, or commissions from the underwriters, and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers, and agents that participate in the distribution of debt securities offered under this prospectus may be “underwriters” as defined in the Securities Act. Any underwriters or agents will be identified and their compensation (including underwriting discount) will be described in the applicable prospectus supplement. The prospectus supplement will also describe the other terms of the offering, including any discounts or concessions allowed or re-allowed or paid to dealers and any securities exchanges on which the offered securities may be listed.

We may have agreements with the underwriters, dealers, and agents to indemnify them against certain liabilities, including certain liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers, or agents may be required to make as a result of those liabilities.

If the applicable prospectus supplement indicates, we may authorize dealers or agents to solicit offers by certain institutions to purchase debt securities from us pursuant to contracts that provide for payment and delivery on a future date. We must approve all institutions, but they may include, among others:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies; and

•	educational and charitable institutions.

An institutional purchaser’s obligation under the contract will be subject to the condition that the purchase of the offered debt securities at the time of delivery is allowed by the laws that govern such purchaser. The dealers and the agents will not be responsible for the validity or performance of the contracts.

In general, the debt securities will be a new issue of securities and will have no established trading market. Any underwriters to whom debt securities are sold for public offering and sale may make a market in the debt securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The debt securities may or may not be listed on a national securities exchange.

In connection with any offering of the debt securities offered under this prospectus, underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the debt securities or any other securities the prices of which may be used to determine payments on the debt securities. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by underwriters of a greater number of debt securities than the underwriters are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the debt securities while the offering is in progress.

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Underwriters may also impose a penalty bid in any offering of debt securities offered under this prospectus and any prospectus supplement through a syndicate of underwriters. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the other underwriters have repurchased debt securities sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by underwriters may stabilize, maintain or otherwise affect the market price of the debt securities offered under this prospectus and any prospectus supplement. As a result, the price of such debt securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

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LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, legal matters in connection with the debt securities offered under this prospectus will be passed upon for us by Wachtell, Lipton, Rosen & Katz, New York, NY, and for any underwriters or agents by counsel named in the applicable prospectus supplement.

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EXPERTS

The consolidated financial statements of Expedia, Inc. included in Expedia, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2013, and the effectiveness of Expedia, Inc.’s internal control over financial reporting as of December 31, 2013, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

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€650,000,000

Expedia, Inc.

2.500% Senior Notes Due 2022

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

BNP PARIBAS

Goldman, Sachs & Co.

J.P. Morgan

BofA Merrill Lynch

Mizuho Securities

RBC Capital Markets

Co-Managers

HSBC

MUFG

SMBC Nikko

Barclays

US Bancorp

May 28, 2015